Exhibit 10.1
Execution Copy

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
SOUTHERN CALIFORNIA EDISON COMPANY,
a California corporation
and
ARIZONA PUBLIC SERVICE COMPANY,
an Arizona corporation
Dated as of
November 8, 2010

i

		Page

11.16	Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants	59
11.17	Conflicts	59
11.18	Waiver of Compliance	59
11.19	Survival	59
Schedules

1.1.50(a)	“Seller’s Officers, Employees, and Knowledgeable Persons”
1.1.50(b)	“Purchaser’s Officers, Employees and Authorized Agents”
1.1.50(c)	“Operating Agent’s Officers, Employees and Authorized Agents”
1.1.62	“PNW Plans”
1.1.67	“Purchaser’s Required Consents”
1.1.68	“Purchaser’s Required Regulatory Approvals”
1.1.77	“Seller’s Required Consents”
1.1.78	“Seller’s Required Regulatory Approvals”
2.1(b)	“Leased Real Property”
2.1(c)	“Rights-of-Way/Easements and Water Rights”
2.1(h)	“Seller Facilities Contracts”
2.1(p)	“Miscellaneous Assets”
2.2(a)	“Excluded Assets”
3.6(a)(iii)	“Operating and Maintenance Expense Pro-Rations”
6.5(g)	“Pollution Control Bonds”

Exhibit A	Landfill

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT is made as of November 8, 2010, by and between SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation (“Seller”), and ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation (“Purchaser”).
BACKGROUND
A. Seller desires to sell to Purchaser certain assets, which constitute all of Seller’s participation interests in the fossil fuel generating facility known as the Four Corners Power Plant and certain other facilities and assets associated therewith or ancillary thereto, and Purchaser desires to purchase these assets from Seller, all on the terms and conditions hereinafter set forth;
B. Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities;
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, Seller and Purchaser, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:
1.1.1 ACC. “ACC” means the Arizona Corporation Commission or its regulatory successor, as applicable.
1.1.2 Affiliate. “Affiliate” of a Person means any other Person that (a) directly or indirectly controls the specified Person; (b) is controlled by or is under direct or indirect common control with the specified Person; or (c) is an officer, director, employee, representative or agent or subsidiary of the Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.
1.1.3 Agreement. “Agreement” means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.
1.1.4 Ancillary Agreements. “Ancillary Agreements” means the Deed, the Bill of Sale, the Assignment and Assumption Agreement and any other agreement to be executed and delivered by the Parties under this Agreement.

1.1.5 Article. “Article” means a numbered article of this Agreement. An Article includes all the numbered sections of this Agreement that begin with the same number as that Article.
1.1.6 Assets. “Assets” has the meaning set forth in Section 2.1.
1.1.7 Assignment and Assumption Agreement. “Assignment and Assumption Agreement” means the assignment and assumption agreement between Seller and Purchaser, to be delivered at the Closing, in such form as shall be reasonably acceptable to Seller and Purchaser, pursuant to which Seller shall assign to Purchaser all of Seller’s right, title and interest in and to the Facilities Contracts, certain intangible assets and certain other Assets, and Purchaser shall accept such assignments and assume the Assumed Liabilities.
1.1.8 Assumed Liabilities. “Assumed Liabilities” has the meaning set forth in Section 2.3.
1.1.9 Bill of Sale. “Bill of Sale” means the bill of sale from Seller to Purchaser, to be delivered at the Closing, in such form as shall be reasonably acceptable to Seller and Purchaser.
1.1.10 Business Day. “Business Day” means a day other than Saturday, Sunday or a day on which banks are legally closed for business in the State of Arizona.
1.1.11 California ISO. “California ISO” means the Independent System Operator described in Article 3 of Chapter 2.3 of Part 1 of Division 1 of the California Public Utilities Code.
1.1.12 Capital Expenditure. “Capital Expenditure” means any additions to or replacements of property, plant and equipment in accordance with any of the Facilities Contracts.
1.1.13 Carbon Emission Allowance. “Carbon Emission Allowance” means an Emission Allowance or authorization to emit one specified unit of carbon dioxide or, if applicable, another pollutant addressed under Environmental Laws to mitigate global warming or climate change.
1.1.14 Closing. “Closing” has the meaning set forth in Section 3.1.
1.1.15 Closing Date. “Closing Date” has the meaning set forth in Section 3.1.
1.1.16 Code. “Code” means the Internal Revenue Code of 1986, as amended.
1.1.17 Commercially Reasonable Efforts. “Commercially Reasonable Efforts” means efforts by a reasonable Person in the position of a Party which are designed to enable a Party to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by, or to perform its obligations under, this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount for transactions like those contemplated by this Agreement.
1.1.18 Confidential Information. “Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement.
1.1.19 Confidentiality Agreement. “Confidentiality Agreement” means that certain Multiparty Confidentiality Agreement by and among Seller, Purchaser and the other Facilities Owners dated August 4, 2009.
1.1.20 CPUC. “CPUC” means the California Public Utilities Commission, or its regulatory successor, as applicable.
1.1.21 Decommissioning Report. "Decommissioning Report” means the Final Report Facility-Wide Indicative Demolition Cost Estimate for the Four Corners Power plant issued in December of 2009 by The Shaw Group Power Generation Services.
1.1.22 Deed. “Deed” means the special warranty deed as customarily used in the state where the Facilities are located pursuant to which Seller will convey all of its right, title and interest in the real property Assets sold to Purchaser under this Agreement, subject to Permitted Encumbrances.
1.1.23 Edison-Arizona Transmission Agreement. “Edison-Arizona Transmission Agreement” means that certain Transmission Agreement between Southern California Edison Company and Arizona Public Service Company executed July 20, 1966, as the same may be amended to the Closing Date.
1.1.24 Effective Date. “Effective Date” means the date on which this Agreement has been executed and delivered by the Parties.
1.1.25 Emission Allowance. “Emission Allowance” means an authorization to emit one specified unit of pollutant or Hazardous Substance from the Assets, which units are established by the Governmental Authority with jurisdiction over the Assets under (a) an air pollution control and emission reduction program designed to mitigate global warming or climate change or interstate or intrastate transport of air pollutants, (b) a program designed to mitigate environmental impairment of surface waters, watersheds, or groundwater or (c) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, including credits, regardless of whether the Governmental Authority establishing such allowances designates such allowances by a name other than “allowances.” Except as specifically addressed in Sections 2.2(l) and 2.6 with respect to Carbon Emission Allowances and Section 2.2(k) with respect to SO2 Emission Allowances, the amount of the Emission Allowances shall be all Emission Allowances granted to the Facilities or to Seller or Purchaser as a result of its or their ownership interests in the Facilities and in existence and not consumed as of the Effective Date or subsequently authorized in respect of the Assets, reduced by the Emission Allowances consumed in the operation of the Facilities between the Effective Date and the Closing Date in the ordinary course of business.

1.1.26 Encumbrances. “Encumbrances” means any and all mortgages, pledges, claims, liens, security interests, conditional and installment sales agreements, easements, activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects of title, encumbrances, and charges of any kind.
1.1.27 Environment. “Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins, washes and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land (including land surface or subsurface strata), fish, plants, wildlife and other biota or other environmental medium or natural resource.
1.1.28 Environmental Condition. “Environmental Condition” means the presence, Release or threatened Release to the Environment of Hazardous Substances, including any migration of Hazardous Substances through the Environment, at, to or from the Facilities or the Facilities Switchyard or the Navajo Mine regardless of when such presence, Release or threatened Release occurred or is discovered. As used in this Agreement, “threatened Release” shall have the meaning ascribed thereto by the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9607(a)).
1.1.29 Environmental Laws. “Environmental Laws” means all Federal, state, local and tribal civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to the Environment or human health and welfare, as the same may be amended or adopted, including, without limitation, those relating to Releases or threatened Releases to the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, threatened Release, transport, disposal or handling of Hazardous Substances, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et Seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Oil Pollution Act (33 U.S.C. Sec. 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. Secs. 300f through 300j), the Occupational Safety and Health Act (29 U.S.C. Sec. 651 et seq.), or any similar laws of any Governmental Authority having jurisdiction over the site at which the Assets are located or otherwise applicable to the Assets.
1.1.30 Excluded Assets. “Excluded Assets” has the meaning set forth in Section 2.2.
1.1.31 Excluded Liabilities. “Excluded Liabilities” has the meaning set forth in Section 2.4.
1.1.32 Exhibits. “Exhibits” means the exhibits to this Agreement.
1.1.33 Facilities. “Facilities” means the “Four Corners Project,” as that term is defined in the Facilities Co-Tenancy Agreement, as well those facilities defined by the following terms in the Facilities Co-Tenancy Agreement, to the extent they relate to the Four Corners Project, and to the extent such facilities exist, as of the Closing Date: “Existing New Facilities,” “Existing Related Facilities,” “Future New Facilities,” and “Future Related Facilities.”
1.1.34 Facilities Co-Tenancy Agreement. “Facilities Co-Tenancy Agreement” means that certain Four Corners Project Co-Tenancy Agreement executed as of July 19, 1966, by and among the Facilities Owners, as the same may be amended to the Closing Date.
1.1.35 Facilities Contracts. “Facilities Contracts” has the meaning set forth in Section 2.1(h).
1.1.36 Facilities Fuel Agreement. “Facilities Fuel Agreement” means the Four Corners Coal Supply Agreement, effective January 1, 2010, between BHP Navajo Coal Company and the Facilities Owners, as the same may be amended to the Closing Date.
1.1.37 Facilities Insurance Policies. “Facilities Insurance Policies” means all insurance policies carried by or for the benefit of the Facilities Owners with respect to the ownership, operation or maintenance of the Facilities or the Facilities Switchyard, including all liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof.
1.1.38 Facilities Lease. “Facilities Lease” means the Indenture of Lease dated December 1, 1960 between the Navajo Tribe of Indians and Purchaser, as amended, supplemented and revised by the Supplemental and Additional Indenture of Lease executed as of July 6, 1966 between the Navajo Tribe of Indians and the Facilities Owners, and as further amended by the Amendment and Supplement No. 1 to the Supplemental and Additional Indenture of Lease dated April 25, 1985 between the Navajo Tribe of Nations and the Facilities Owners, as the same may be amended to the Closing Date.
1.1.39 Facilities Operating Agreement. “Facilities Operating Agreement” means that certain Four Corners Project Operating Agreement entered into as of May 15, 1969, by and among the Facilities Owners, as the same may be amended to the Closing Date.
1.1.40 Facilities Owner. “Facilities Owner” means each Person who, as of the relevant time, is a “Participant” under the Facilities Co-Tenancy Agreement, which, as of the date of this Agreement, means Purchaser, El Paso Electric Company, Public Service Company of New Mexico, Salt River Project Agricultural Improvement and Power District, Seller and Tucson Electric Power Company, in each case in such Person’s capacity as a “Participant”.
1.1.41 Facilities Switchyard. “Facilities Switchyard” means the 500 kv and 345 kv switchyards located at and adjacent to the Facilities.
1.1.42 FERC. “FERC” means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. § 7171, as amended, or its regulatory successor, as applicable.

1.1.43 FIRPTA Affidavit. “FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certificate and Affidavit of Seller, to be delivered at the Closing.
1.1.44 Governmental Authority. “Governmental Authority” means any federal, state, local or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; and any Tribal Authority; but does not include Purchaser, Seller, any Affiliate thereof, or any of their respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Authority).
1.1.45 Hazardous Substances. “Hazardous Substances” means (a) any petroleum, asbestos, urea formaldehyde foam insulation and/or transformer or other equipment that contains polychlorinated biphenyls; (b) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or “hazardous air pollutants,” or words of similar meaning and regulatory effect, under any Environmental Law; and/or (c) any other chemical, material or substance that is listed or regulated under any Environmental Law because it poses a hazard to human health or welfare or the Environment.
1.1.46 HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
1.1.47 Income Tax. “Income Tax” means any Tax imposed by any Governmental Authority (a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (a), in each case together with any interest, penalties or additions attributable to such Tax.
1.1.48 Independent Accounting Firm. “Independent Accounting Firm” means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.
1.1.49 Initial Purchase Price. “Initial Purchase Price” means Two Hundred Ninety-Four Million Dollars ($294,000,000).
1.1.50 Knowledge. The term “Knowledge” or similar phrases in this Agreement means: (a) in the case of Seller, the extent of the actual and current knowledge of Seller’s officers, employees, and knowledgeable persons listed in Schedule 1.1.50(a) at the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.6, the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge; (b) in the case of Purchaser, the extent of the actual and current knowledge of Purchaser’s officers, employees and authorized agents listed in Schedule 1.1.50(b) at the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.6, the date of delivery of the certificate) without any implication of verification or investigation concerning such knowledge; and (c) in the case of Operating Agent, the extent of the actual and current knowledge of Operating Agent’s officers, employees and authorized agents listed in Schedule 1.1.50(c) at the date of this Agreement or at the Closing Date, as well as the Persons who, as of the date of this Agreement or as of the Closing, serve as the plant manager of the Facilities and the Person or Persons to whom the plant manager reports, without any implication of verification or investigation concerning such knowledge.
1.1.51 Landfill. “Landfill” means that certain landfill as identified in the sections labeled “LANDFILL” on the map attached as Exhibit A hereto.
1.1.52 Laws. “Laws” means all Federal, state, local and tribal civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders.
1.1.53 Material Adverse Effect. “Material Adverse Effect” means (x) any event, circumstance or condition materially impairing a Party’s authority, right, or ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (y) any change (or changes taken together) in, or effect on, the Assets that is materially adverse to the operations or physical condition of the Facilities and the Facilities Switchyard, taken as a whole, which exist as of the Closing, including an unscheduled shutdown that is materially adverse to the operations or physical condition of the Assets following the Closing, but excluding (a) any change (or changes taken together) generally affecting the international, national, regional or local electric industry as a whole and not affecting the Assets in any manner or degree materially different than other facilities like the Facilities, (b) any change (or changes) resulting from the international, national, regional or local markets for fuel used at the Facilities, (c) any change (or changes taken together) in the North American, national, regional or local transmission system, (d) any change (or changes taken together) to the extent constituting or involving an Excluded Asset or Excluded Liability, or (e) any change which is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement under Section 10.1.
1.1.54 Moenkopi Switchyard. “Moenkopi Switchyard” means the 500-kV transmission switching station located at the Moenkopi Substation as defined in the Edison-Arizona Transmission Agreement.
1.1.55 Navajo Mine. “Navajo Mine” means the coal mine located on the Navajo Nation property that is operated by BHP Navajo Coal Company (“BHP”) and that supplies coal to the Facilities under the Facilities Fuel Agreement.
1.1.56 Operating Agent. “Operating Agent” means Arizona Public Service Company, as operating agent under the Facilities Co-Tenancy Agreement and the Facilities Operating Agreement, or its successor in interest.
1.1.57 Operating Agent’s Actuary. “Operating Agent’s Actuary” means the Person acting as the actuary for the Operating Agent with respect to the Facilities, or its successors or assigns, which at the time of this Agreement is Towers Watson & Co.

1.1.58 Party. “Party” means either Seller or Purchaser, as the context requires; "Parties” means, collectively, Seller and Purchaser.
1.1.59 Pension and OPEB Liabilities. “Pension and OPEB Liabilities” means the pension plan accumulated benefit obligation (ABO) and the other post-retirement benefit obligation (APBO) for the Operating Agent and its Affiliates determined in accordance with Statement of Financial Accounting Standards No. 87 (FAS 87), Statement of Financial Accounting Standards No. 106 (FAS 106) and Accounting Standards Codification 715, as amended.
1.1.60 Permitted Encumbrances. “Permitted Encumbrances” means (a) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, (b) all exceptions set forth in the Preliminary Title Report to the extent deemed approved by Purchaser under Section 6.10, (c) during the period prior to the Closing, the lien of Seller’s Mortgage, (d) liens, encumbrances or title imperfections with respect to the Assets created by or resulting from the acts or omissions of Purchaser or Operating Agent, (e) liens, charges, claims, pledges, security interests, equities and encumbrances arising under the Facilities Contracts, or which will be and are discharged or released either prior to, or simultaneously with, the Closing, (f) the Assumed Liabilities, and (g) liens, charges, claims, pledges, security interests, equities and encumbrances that do not apply only and exclusively, to the interest of Seller but that also constitute liens, charges, claims, pledges, security interests, equities or encumbrances upon the interests of the other Facilities Owners in common and/or the Operating Agent, as agent for any of the Facilities Owners and that individually, or in the aggregate, do not constitute a Material Adverse Effect with respect to the Facilities or the Facilities Switchyard other than Material Adverse Effects of which the Operating Agent has Knowledge.
1.1.61 Person. “Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, or any Governmental Authority.
1.1.62 PNW Plan Assets. “PNW Plan Assets” means the fair market value of the Operating Agent’s and its Affiliates’ investments in its retirement and other post-retirement plans listed on Schedule 1.1.62.
1.1.63 Preliminary Title Report. “Preliminary Title Report” has the meaning set forth in Section 6.10.
1.1.64 Property Tax. “Property Tax” means any Tax resulting from and relating to the assessment of real or personal property or a possessory interest in real or personal property by any Governmental Authority.
1.1.65 Purchase Price. “Purchase Price” has the meaning set forth in Section 3.2.
1.1.66 Purchaser. “Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.67 Purchaser’s Required Consents. “Purchaser’s Required Consents” means all consents specified in Schedule 1.1.67, which include the consent of any Person (other than a Governmental Authority) necessary for Purchaser’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except where the failure to obtain such Person’s consent would not have a Material Adverse Effect.
1.1.68 Purchaser’s Required Regulatory Approvals. “Purchaser’s Required Regulatory Approvals” means all approvals specified in Schedule 1.1.68, which include the approval of the purchase and sale contemplated hereby by (i) the ACC; (ii) the FERC under the Federal Power Act, which approval shall be without conditions or constraints that would limit Purchaser’s ability to take delivery and deliver power from the Facilities for purposes of serving Purchaser’s retail load or selling at wholesale on terms and conditions reasonably satisfactory to Purchaser; and (iii) any other Governmental Authority with general regulatory authority over Purchaser or the business and assets represented by the Assets and whose approval is required for Purchaser’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except where the failure to obtain such Governmental Authority’s approval would not have a Material Adverse Effect.
1.1.69 Reclamation Report. “Reclamation Report” means the Final Reclamation Closure Plan and Cost Estimate at the Navajo Mine for APS issued in August of 2010 by Marston & Marston, Inc.
1.1.70 Release. “Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, escaping or migration of a Hazardous Substance into, onto or through the Environment or within any building, structure, facility or fixture, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.
1.1.71 Remediation. “Remediation” means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the Environment relating to the Facilities, the Facilities Switchyard, the Navajo Mine or any other location at which Hazardous Substances or non-hazardous substances or materials generated or originating at the Facilities were transported, stored or disposed of, including the following: (i) monitoring, investigation, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice, from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by the Operating Agent of the Facilities or the Facilities Switchyard, as applicable, to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, the presence, Release or threatened Release of Hazardous Substances on or in the Environment at the Facilities, the Facilities Switchyard, the Navajo Mine or any

other location at which Hazardous Substances or non-hazardous substances or materials generated or originating at the Facilities were transported, stored or disposed of.
1.1.72 Schedules. “Schedules” means the schedules to this Agreement.
1.1.73 Section. “Section” means a numbered section of this Agreement included within the Article that begins with the same number as that section.
1.1.74 § 323 Grants. “§ 323 Grants” means one or more grants of rights-of-way and easements under the Act of February 5, 1948 (62 Stat. 17, 18, 25 U.S.C. § 323-328), the Act of March 3, 1879 (20 Stat. 394, 5 U.S.C. § 485), as amended, and the Acts of July 9, 1832, and July 27, 1868 (4 Stat. 564, 15 Stat. 228. 25 U.S.C. § 2) and such regulations promulgated thereunder, as are applicable, including 25 C.F.R. § 1.2 and 25 C.F.R. Part 169 granted to the Facilities Owners pursuant to the Facilities Lease, as the same may be amended in connection with the Facilities Lease amendments referenced in Section 8.14.
1.1.75 Seller. “Seller” has the meaning set forth in the introductory paragraph of this Agreement.
1.1.76 Seller’s Mortgage. “Seller’s Mortgage” means Seller’s First Mortgage Bond Trust Indenture, dated as of October, 1923, as amended.
1.1.77 Seller’s Required Consents. “Seller’s Required Consents” means all consents specified in Schedule 1.1.77, which include the consent of the trustee under the Seller’s Mortgage if required under the Seller’s Mortgage, and any Person (other than a Governmental Authority) necessary for Seller’s consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except where the failure to obtain such Person’s consent would not have a Material Adverse Effect.
1.1.78 Seller’s Required Regulatory Approvals. “Seller’s Required Regulatory Approvals” means all approvals specified in Schedule 1.1.78, which include the approval of the purchase and sale contemplated hereby by (i) the CPUC, (ii) the FERC under the Federal Power Act, in form and substance reasonably satisfactory to Seller, (iii) the California ISO, and (iv) any other Governmental Authority with general regulatory authority over Seller or the business and assets represented by the Assets and whose approval is required for Seller’s consummation of the transaction contemplated by this Agreement and the Ancillary Agreements, except where the failure to obtain such Governmental Authority’s approval would not have a Material Adverse Effect.
1.1.79 Seller’s Share of Underfunded/Overfunded Pension and OPEB Liabilities. “Seller’s Share of Underfunded/Overfunded Pension and OPEB Liabilities” means the adjusted product of (i) Pension and OPEB Liabilities minus PNW Plan Assets, multiplied by (ii) the proportional share of Pension and OPEB Liabilities related to the Facilities as determined by the Operating Agent’s Actuary, multiplied by (iii) an allocation percentage of 34.76%. This product shall reflect an adjustment whereby (a) amounts billed by the Operating Agent to Seller since 1982 related to Pension and OPEB Liabilities shall be assumed to have been invested in PNW Plan Assets since such billed amounts’ respective years of payment, and (b) the Operating Agent and its Affiliates shall be deemed to have made contributions in respect of Pension and OPEB Liabilities at at least the same rate as the Facilities Owners, and such contributions shall be assumed to have been invested in PNW Plan Assets.
1.1.80 Tax. “Tax” means any federal, Tribal Authority, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.
1.1.81 Tax Return. “Tax Return” means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.
1.1.82 Termination Agreement. “Termination Agreement” means the agreement entered into on or about the Effective Date between Seller and Purchaser with respect to the termination of the Edison-Arizona Transmission Agreement.
1.1.83 Third Party Claim. “Third Party Claim” means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation or seeking an order or demanding that a Person undertake Remediation.
1.1.84 Transferable Permits. “Transferable Permits” means all those permits relating to the Facilities or the Facilities Switchyard (and all applications pertaining thereto) which are transferable under applicable law from Seller to Purchaser with or without a filing with, notice to, or consent or approval of any Governmental Authority.
1.1.85 Transfer Tax. “Transfer Tax” means any sales Tax, transaction privilege Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.
1.1.86 Tribal Authority. “Tribal Authority” means any sovereign nation recognized by the United States government, Indian tribe, or any governmental subdivision, agency, department, or instrumentality thereof with the authority to administer and collect Taxes, administer and enforce tribal laws and administer and enforce tribal agency processes.
1.2 Index of Other Defined Terms.

Defined Term	Section
Allocation	3.5
Applicable Tax Law	3.5
Arbitrator	11.10(e)
BHP	1.1.54

Defined Term	Section
Closing Adjustment	3.3(a)
Cost Update	2.3(h)
Decommissioning	2.3(c)
Emergency Capital Expenditures	3.2(b)
Estimated Adjustment	3.3(a)
Estimated Closing Statement	3.3(a)
Excess Decommissioning Costs	2.3(c)
Excess Reclamation Costs	2.3(h)
Excluded Claims	2.2(h)
Facilities Documents	2.1(j)
Facilities Permits	2.1(i)
Final Allocation	3.5
Final Pre-Closing Allocation	3.5
Fuel Inventory	2.1(e)
Indemnifiable Claim	7.6
Indemnitee	7.3
Indemnitor	7.3
Inventory	2.1(f)
JAMS	11.10(d)
Leased Property	2.1(b)
Mediator	11.10(d)
Notice of Claim	7.3
Owned Real Property	2.1(a)
Participating Owner	6.12
Pollution Control Bonds	6.5(g)
Post-Closing Adjustment	3.3(b)
Post-Closing Statement	3.3(b)
Preliminary Title Report	6.10
Proposed Post-Closing Adjustment	3.3(b)
Purchaser Claims	7.1(a)
Purchaser Group	7.1(a)
Receiving Party	6.4(e)
Reclamation	2.3(h)
Retained Environmental Liabilities	2.4(i)
Seller Claims	7.2(a)
Seller Group	7.2(a)
Seller Permits	4.5
Seller’s Facilities Share	2.6(a)(i)
SO2 Emission Allowances	2.2(k)
Title Insurer	8.7
Title Policies	8.7
1.3 Interpretation. In this Agreement, unless a clear contrary intention appears:
(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(c) reference to any gender includes each other gender;
(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;
(f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;
(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”
(i) reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and
(j) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance, policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1 Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser and Purchaser will purchase and acquire from Seller, all of Seller’s interest in the Facilities and the Facilities Switchyard, including Seller’s undivided interest therein as a tenant in common, which Seller owns or to which Seller has rights by reason of any of the Facilities Contracts, free and clear of all Encumbrances other than Permitted Encumbrances, including, without limitation, Seller’s interest in the following, but excluding all Excluded Assets (collectively, the “Assets”):

(a) Real Property Rights. The parcels of real property (or interests therein), if any, owned by Seller, or by the Operating Agent on behalf of Seller, as one of the Facilities Owners, relating to the Facilities or the Facilities Switchyard, together with all buildings, facilities and other improvements thereon and all appurtenances thereto, including all construction work in process (the “Owned Real Property”);
(b) Leased Real Property. The real property leasehold estates and the related lease or sublease agreements, if any, related to the Facilities or the Facilities Switchyard, together with all buildings, fixtures and real property improvements thereon and thereto, including all construction work in process (the “Leased Property”), including, without limitation, the items set forth on Schedule 2.1(b);
(c) Rights-of-Way/Easements and Water Rights. All rights-of-way, easements, grants and privileges (including all water rights) appurtenant to the Owned Real Property or the Leased Property, including, without limitation, the items set forth on Schedule 2.1(c);
(d) Equipment. All machinery, mobile or otherwise, equipment (including computer hardware and software and communications equipment), vehicles, tools, fixtures, furniture and furnishings, and other tangible personal property that (i) are not Inventory, (ii) are licensed, owned or leased by Seller, or the Operating Agent, on behalf of the Facilities Owners or on behalf of Seller, as one of the Facilities Owners, as of the Closing, and (iii) are related to, used, or useful, in the operation of the Facilities or the Facilities Switchyard, or are typically located at the Facilities, the Facilities Switchyard, the Navajo Mine or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent;
(e) Fuel Inventory. All coal under contract or in inventory relating to the operation of the Facilities located at or in transit to the Facilities (the “Fuel Inventory”);
(f) Inventory. The following items intended to be consumed at the Facilities or the Facilities Switchyard in the ordinary course of business: inventories of spare parts; maintenance, shop and office supplies; and other similar items of tangible personal property in existence as of the Closing, wherever located, excluding Fuel Inventory (the “Inventory”);
(g) Emission Allowances. All Emission Allowances, except for allowances which are to be retained by Seller pursuant to Section 2.2(k) or Section 2.2(l);
(h) Facilities Contracts. Subject to the receipt of necessary consents and approvals, the contracts, agreements, arrangements, licenses and leases of any nature, (i) to which Seller, in its capacity as a Facilities Owner, is a party, including, without limitation, the items set forth on Schedule 2.1(h), or (ii) to which the Operating Agent, on behalf of the Facilities Owners or on behalf of Seller, as one of the Facilities Owners, is a party, and by or to which Seller, the Facilities, or the Facilities Switchyard are bound or subject, in each case relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard (the "Facilities Contracts”); provided that Seller shall retain all rights under the Facilities Contracts with respect to any Excluded Assets or Excluded Liabilities;

(i) Permits, Licenses, Etc. Subject to the receipt of necessary consents and approvals, the Transferable Permits and any other permits, licenses, approvals, registrations, franchises, certificates, other authorizations and consents of Governmental Authorities relating to the ownership, lease, maintenance or operation of the Facilities or the Facilities Switchyard that, in each case, as of the Closing are in favor of the Facilities Owners, or the Operating Agent, as agent for the Facilities Owners, except for and to the extent that such licenses, permits, approvals, registrations, franchises, certificates, other authorizations and consents relate to Excluded Assets (the “Facilities Permits”);
(j) Documents. The books, records, materials, documents, information, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and procedures and similar items (i) located at and relating to the Facilities or the Facilities Switchyard or (ii) otherwise relating to the Facilities or the Facilities Switchyard and owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners (the “Facilities Documents”); provided that Seller may retain, at its own expense, and may use subject to any confidentiality obligations that may apply to the Facilities Owners, copies of any Facilities Documents related to any Excluded Assets or Excluded Liabilities;
(k) Third Party Warranties. All unexpired, transferable warranties and guarantees from third parties with respect to the Facilities or the Facilities Switchyard or arising out of the Facilities Contracts or any contracts entered into thereunder, except to the extent they relate to Excluded Assets or Excluded Liabilities;
(l) Intellectual Property. All intangible assets of an intellectual property nature, including all patents and patent rights, trademarks and trademark rights, inventions, trade names and copyrights relating to the Facilities or the Facilities Switchyard, including the name of the Facilities and the Facilities Switchyard and all pending applications therefor, together with any trade secrets relating to the Facilities or the Facilities Switchyard, in each case that are owned in common by the Facilities Owners or by the Operating Agent as agent for the Facilities Owners;
(m) Claims, Rights and Causes of Action. All rights in, to and under (i) any claims, rights or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to the Assets or the Assumed Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like; whether received as payment or credit against future liabilities, and (ii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing, except in each case for Excluded Claims;
(n) Prepayment. Advance payments, prepayments, prepaid expenses, deposits and the like (i) made by Seller or the Operating Agent on Seller’s behalf in the ordinary course of business prior to the Closing specifically with respect to the Facilities or the Facilities Switchyard, (ii) which exist as of the Closing and (iii) with respect to which Purchaser will receive the benefit after the Closing;

(o) Insurance Proceeds. The right to any proceeds from insurance policies to the extent covering the Assets or the Assumed Liabilities, except for Excluded Claims; and
(p) Miscellaneous. Any miscellaneous assets necessary, useful or used in or ancillary to operating the Facilities or the Facilities Switchyard and primarily utilized in connection therewith but not otherwise enumerated above, including, without limitation, the assets specified on Schedule 2.1(p), except for Excluded Assets, which in the ordinary course of business are typically located at the Facilities, the Facilities Switchyard, the Navajo Mine or other locations or facilities which are owned, operated, maintained or under the control of the Operating Agent or one of its Affiliates.
2.2 Excluded Assets. Nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser is not acquiring, any right, title or interest of Seller in or to the following (the “Excluded Assets”), except to the extent Seller owns an interest in any such physical assets as a tenant in common with the other Facilities Owners, in which event such interests in such assets are Assets:
(a) the assets listed or described on Schedule 2.2(a), which are associated with the Assets but are specifically excluded from the sale;
(b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;
(c) all cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), except for such assets on deposit with, or under the control of, the Operating Agent;
(d) any and all data and information pertaining to customers of Seller or its Affiliates;
(e) rights in, to and under all agreements and arrangements of any nature, which are not assigned to Purchaser under the terms of this Agreement, including any agreements for the sale by Seller of energy, capacity or ancillary services from the Facilities prior to the Closing, and any trade accounts receivable and all collateral, security arrangements, notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of or related to such sales, including any rights with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith;
(f) rights arising under this Agreement or any instrument or document executed and delivered pursuant to the terms hereof;
(g) any and all books and records not described in Section 2.1(j);
(h) any rights in, to and under (i) any claims, rights or causes of action against any third parties (including indemnification, contribution and insurance claims) relating to the Excluded Assets or the Excluded Liabilities, whether occurring prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like; whether received as payment or credit against future liabilities and (ii) any actual or potential claim or cause of action as a Facilities Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing relating to the Excluded Assets or the Excluded Liabilities (“Excluded Claims”);
(i) all privileged or proprietary books, records, materials, documents, information, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications, and procedures and similar items not owned by the Facilities Owners in common or by the Operating Agent as agent for the Facilities Owners and any and all rights to use the same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to Seller, or the use of which under the pertinent license therefor is limited to operation by Seller or its Affiliates or on equipment owned by Seller or its Affiliates;
(j) the right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller;
(k) Emission Allowances for sulfur dioxide (SO2) (“SO2 Emission Allowances”) related to Seller’s share of the Facilities that are of past vintage as of the Closing Date and either: (i) already distributed to Seller as of the Closing Date; or (ii) in excess of the amount needed to cover the Facilities’ SO2 emissions corresponding to Seller’s ownership interest in the previous calendar year, but not yet distributed to Seller as of the Closing Date; and Seller’s share of the proceeds from any United States Environmental Protection Agency auction of SO2 Emission Allowances related to the Facilities occurring before the Closing Date, even if such proceeds have not yet been distributed as of the Closing Date;
(l) any Carbon Emission Allowances or rights thereto retained by Seller under Section 2.6;
(m) properties of Seller that are not used in the ownership or operation of the Assets, or that relate to the Excluded Liabilities; and
(n) any rights specifically excluded from the definition of the Assets under Section 2.1.
At any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets may be removed from the Facilities and the Facilities Switchyard by Seller (at no expense to Purchaser, but without charge by Purchaser for temporary storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Facilities and the Facilities Switchyard, and provided further that Excluded Assets may be retained at the Facilities and the Facilities Switchyard to the extent permitted by easements, licenses, agreements or similar arrangements in favor of Seller.

2.3 Assumption of Liabilities. From and after the Closing, Purchaser will assume the following obligations and liabilities of Seller to the extent such obligations and liabilities relate to the Assets (the “Assumed Liabilities”):
(a) All liabilities or obligations (including, without limitation, any fines, penalties or costs imposed by a Governmental Authority) arising under Environmental Laws (whether such laws are enacted before or after the Closing Date), and all liabilities and obligations relating to Environmental Conditions or Hazardous Substances, in each case to the extent attributable to actions or failures to act occurring, or conditions first arising, after the Closing Date in connection with Purchaser’s ownership of the Assets or the operation thereof or with respect to the Navajo Mine, including any threatened Releases that do not exist prior to the Closing Date;
(b) Except for the payment obligations pro-rated to Seller under Section 3.6, or as specifically contemplated under Section 2.4, all liabilities and obligations under all agreements, contracts, undertakings, and licenses assigned to Purchaser under this Agreement, including the Facilities Contracts, and the Transferable Permits in accordance with the terms thereof, except in each case to the extent such liabilities and obligations were incurred by Seller prior to the Closing Date;
(c) All liabilities and obligations of Seller with respect to decommissioning the Facilities and the Facilities Switchyard, including without limitation the dismantling and removal of the Facilities and the Facilities Switchyard and the restoration of their sites, as described in the Decommissioning Report (collectively, “Decommissioning”). Notwithstanding the foregoing, the Decommissioning liabilities and obligations assumed by Purchaser do not include Excess Decommissioning Costs which would otherwise constitute Retained Environmental Liabilities and do not include liabilities and costs identified in Section 2.4(j). “Excess Decommissioning Costs” mean, for any work included in the Decommissioning Report, the decommissioning costs related thereto arising from (i) changes in Environmental Laws after the Effective Date, or (ii) Remediation activities for Environmental Conditions not reflected in the cost estimate in the Decommissioning Report including, without limitation, any decommissioning activities related to Morgan Lake or for soil and subsurface Environmental Conditions, which, in either case, imposes additional costs on Purchaser in excess of the cost estimate, if any, for that work in the Decommissioning Report on an inflation adjusted basis;
(d) All costs of modifications to the Facilities or their operations or of supplemental environmental projects legally required to operate the Facilities after the Closing or agreed to by the Facilities Owners (other than the amount of any fines or penalties which would otherwise constitute Retained Environmental Liabilities that were avoided by the agreement to implement the supplemental environmental projects, which amount shall be (i) as specified in the related settlement, (ii) as agreed to by the Parties if such amount is not specified and (iii) as determined by the provisions of Section 11.10 if the amount is not specified and the Parties are unable to agree), whether or not the liabilities or obligations related to such costs are alleged, claimed, enforced, settled or paid for after the Closing Date, including without limitation the costs of any selective catalytic reduction technology or modifications to the Facilities related to the storage or handling of coal ash or other coal combustion residuals required to operate the Facilities after the Closing except, with respect to the storage or handling of coal ash or other coal combustion residuals, to the extent that such costs would have been required even if the Plant were to be shut down on or about July 6, 2016.;
(e) All other liabilities expressly allocated to Purchaser in the Agreement;
(f) Subject to Section 3.2(e) and Section 3.3(b), all of Seller’s share of any liabilities or obligations of the Operating Agent or its Affiliates with respect to pensions or other post-employment benefits attributable to Operating Agent’s operation of the Facilities;
(g) All Seller’s obligations, if any, under the Facilities Contracts, (i) with respect to any Capital Expenditures that Seller cannot fund under California law, and (ii) to fund selective catalytic reduction technology if legally required to be installed at the Facilities; and
(h) All liabilities and obligations of Seller with respect to post-Closing reclamation and all final reclamation of the Navajo Mine, and the site comprising the same or on which the Navajo Mine exists or has existed as detailed in the Reclamation Report (collectively, “Reclamation”). Notwithstanding the foregoing, the Reclamation liabilities and obligations assumed by Purchaser do not include Excess Reclamation Costs which would otherwise constitute Retained Environmental Liabilities. “Excess Reclamation Costs” means, for any work included in the Reclamation Report, the reclamation costs related thereto arising from (i) changes in Environmental Laws after the Effective Date, or (ii) Remediation activities for Environmental Conditions not reflected in the cost estimate in the Reclamation Report which, in either case, imposes additional costs on Purchaser in excess of the cost estimate, if any, for that work in the Reclamation Report (as supplemented by the Cost Update) on an inflation adjusted basis. “Cost Update” means the Marston (Final Report) FCPP Reclamation Cost Table 2010 previously delivered by the Operating Agent to the Facilities Owners on September 21, 2010.
For the avoidance of doubt, Purchaser is not assuming any liabilities or obligations of any of the Facilities Owners other than Seller pursuant to this Agreement.
2.4 Excluded Liabilities. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liabilities or obligations of Seller other than the Assumed Liabilities. All obligations and liabilities of Seller other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities”, all of which Excluded Liabilities shall remain the sole responsibility of Seller. The Excluded Liabilities include, without limitation, the following:
(a) Any liabilities or obligations of Seller in respect of any Excluded Assets or other assets which are not Assets and the ownership, operation and conduct of any business in connection therewith or therefrom;
(b) Any liabilities or obligations of Seller in respect of costs under Section 3.6 and Taxes attributable to the ownership, operation or use of Assets before the Closing Date (except for Taxes for which Purchaser is liable pursuant to Section 3.6) and any Taxes for which Seller is liable under Section 6.5;
(c) Except as otherwise specifically set forth in Section 2.3 herein, liabilities or obligations arising prior to the Closing Date under any of the agreements or contracts assumed by Purchaser, including the Facilities Contracts;

(d) Liabilities or obligations under any of the Facilities Contracts which would be included in the Assets but for the provisions of Section 3.7, unless Purchaser is provided with the benefits thereunder as contemplated by Section 3.7;
(e) Except as otherwise set forth in Section 2.4(i), any fines, penalties or costs, other than costs specified in Section 2.3(d), imposed by a Governmental Authority with respect to the Assets resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority pending or, to Seller’s Knowledge, threatened prior to Closing, but only relating to actions or omissions or conditions existing prior to the Closing Date or (ii) violations of applicable law or illegal acts of Seller;
(f) Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement, the Confidentiality Agreement or the Ancillary Agreements;
(g) Any obligation of Seller to indemnify any Person who is a member of the Purchaser Group pursuant to ARTICLE 7;
(h) Any costs or expenses for which Seller is liable under this Agreement;
(i) Seller’s share of all liabilities or obligations (including, without limitation, any fines, penalties or costs imposed by a Governmental Authority) arising under Environmental Laws (whether such laws are enacted before or after the Closing Date), and all liabilities or obligations relating to Environmental Conditions or Hazardous Substances, to the extent attributable to actions or failures to act occurring, or conditions first arising, prior to the Closing Date in connection with Seller’s ownership of the Assets or the operation thereof or with respect to the Navajo Mine, whether or not such liabilities and obligations are alleged, claimed, enforced, settled, or paid for after the Closing Date (the “Retained Environmental Liabilities”), but excluding all liabilities assumed by Purchaser under Section 2.3(c), Section 2.3(d) and Section 2.3(h), and related to any threatened Releases that do not exist prior to the Closing Date;
(j) Seller’s share of the costs of Remediation or removal of the Landfill if the Facilities Owners are required to Remediate or remove such Landfill under Laws, the Facilities Lease or the § 323 Grants.
2.5 Control of Litigation.
(a) The Parties acknowledge and agree that, from and after the Closing Date, as between Seller and Purchaser, Seller shall be entitled exclusively to control, defend and settle any suit, action, proceeding or investigation arising out of or related to any Excluded Assets, Excluded Liabilities or Tax and related audit, appeals process or litigation for taxable periods occurring prior to the Closing Date, in each case, not involving claims against the Operating Agent or the other Facilities Owners, and Purchaser agrees to cooperate reasonably in connection therewith, it being understood that Purchaser shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding or investigation; provided, however, that Seller shall reimburse Purchaser for all reasonable costs and expenses incurred in providing such cooperation to Seller and shall not unreasonably interfere with operations at the Facilities or the Facilities Switchyard.

(b) The Parties acknowledge and agree that, from and after the Closing Date, as between Seller and Purchaser, Purchaser shall be entitled exclusively to control, defend and settle any suit, action, proceeding or investigation arising out of or related to any Assets or Assumed Liabilities, in each case, not involving Excluded Assets or Excluded Liabilities, and Seller agrees to cooperate reasonably in connection therewith, it being understood that Seller shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding, or investigation; provided, however, that Purchaser shall reimburse Seller for all reasonable costs and expenses incurred in providing such cooperation to Purchaser and shall not unreasonably interfere with Seller’s operations.
(c) For suits, actions, proceedings, or investigations arising out of or related to both Excluded Assets and/or Excluded Liabilities, and Assets and/or Assumed Liabilities:
(i) For suits, actions, proceedings or investigations which are reasonably expected to result in costs and liabilities to Seller of less than two hundred fifty thousand dollars ($250,000) and in which Seller is not a named party, such matters shall be controlled and defended by the Operating Agent under the Facilities Operating Agreement, with Seller exercising the rights it retains under Section 2.1(h) through Purchaser and the costs thereof allocated between Seller and Purchaser in accordance with the allocation of Assumed Liabilities and Excluded Liabilities under this Agreement, provided that to the extent not already required by Seller’s retention of rights it retains under Section 2.1(h):
(1) Purchaser shall keep Seller informed of material developments related to such suits, actions, proceedings or investigations in a timely manner;
(2) Seller’s approval shall be required for any compromise or settlement of any liability or obligation of Seller, such approval not to be unreasonably withheld; and
(3) Seller’s approval shall be required for any admission of liability or guilt in any civil or criminal matter, with such approval at Seller’s sole discretion.
(ii) For all other suits, actions, proceedings or investigations, the Parties agree to coordinate with each other with respect to the defense thereof. Without limiting the foregoing, for suits, actions, proceedings or investigations in which Seller and Purchaser are named parties, Seller and Purchaser shall discuss the feasibility of having one counsel represent Seller and Purchaser.
2.6 Carbon Emission Allowances.
(a) To the extent that legislation and/or regulations creating and allocating Carbon Emission Allowances are adopted after the Effective Date, the Parties agree that Seller shall receive the Carbon Emission Allowances to which it would have been entitled if (i) the Facilities were operated through July 6, 2016 and (ii) Seller retained its current interest in the Facilities through that date. Accordingly:

(i) Carbon Emission Allowances allocated by a Governmental Authority before July 6, 2016: Seller will retain any Carbon Emission Allowances allocated to Seller, or attributable to a 48% share of the Units 4 and 5 at the Plant (“Seller’s Facilities Share”), and Purchaser will surrender to Seller any such Carbon Emission Allowances attributable to Seller’s Facilities Share, except that Seller will surrender to Purchaser or Purchaser will retain the Carbon Emission Allowances needed to cover the operation of Seller’s Facilities Share from the Closing through July 6, 2016. After the Closing, Seller shall have no obligation to purchase any Carbon Emission Allowances if the amount of Carbon Emission Allowances allocated to Seller or attributable to Seller’s Facilities Share is less than the amount needed to cover such operation;
(ii) Carbon Emission Allowances allocated by a Governmental Authority after July 6, 2016 based on any pre-July 6, 2016 measurement period: Seller will retain any Carbon Emission Allowances allocated to Seller, or attributable to Seller’s Facilities Share, and Purchaser will surrender to Seller any such Carbon Emission Allowances attributable to Seller’s Facilities Share; and
(iii) Carbon Emission Allowances allocated by a Governmental Authority after July 6, 2016 based on a post-July 6, 2016 measurement period: Seller will surrender to Purchaser or Purchaser will retain any such Carbon Emission Allowances.
(b) If, prior to July 6, 2016, Purchaser has the option of selecting a measurement period for Carbon Emission Allowances for the Facilities, then the Carbon Emission Allowances to be retained by or surrendered to Seller shall be calculated as if Purchaser had selected the measurement period which results in the highest amount of Carbon Emission Allowances retained by or surrendered to Seller.
2.7 California Capacity Rights. If the Closing Date occurs prior to October 1, 2012, Seller will have the month-by-month option to retain the capacity rights for the Seller’s Facilities Share for purposes of satisfying the requirements of California’s Resource Adequacy program for each month from the Closing Date until October 1, 2012. Seller may exercise such option by providing Purchaser with twenty days advanced prior written notice of the exercise of such option for each such month; provided that with respect to the month in which the Closing Date occurs, if Seller has not been able to provide twenty days advanced prior written notice, Seller shall be deemed not to have exercised such option. In no event shall Purchaser have any obligation to secure replacement capacity or any other remedy in the event the Facilities are not operating at full capacity. For any month after the Closing Date for which Seller retains the capacity rights for Seller’s Facilities Share, Purchaser shall, and shall have the exclusive authority to, submit or cause to be submitted all bids, including but not limited to supply bids for energy, self-schedules and self-provision of ancillary services for Seller’s Facilities Share in the California ISO day-ahead market, hour-ahead scheduling process and real-time market, as required for Seller to satisfy the requirements of California’s Resource Adequacy program. All revenues produced from such bids and self-schedules from the day-ahead market, hour-ahead scheduling process, real-time market and other revenues (including but not limited to revenues from ancillary services, the integrated forward market and residual unit commitment) related to Seller’s Facilities Share flowing from mechanisms other than the capacity market shall accrue to Purchaser. If the energy is called for, Purchaser will deliver such energy to the Moenkopi

Switchyard. Any wheeling costs for energy delivery incurred by Seller for delivery of energy from the Moenkopi Switchyard to the middle of the Colorado River will be netted from Purchaser’s market energy revenues.
ARTICLE 3
CLOSING
3.1 Closing. The closing of the sale of the Assets to, and the assumption of the Assumed Liabilities by, Purchaser (the “Closing”) will take place at the offices of Arizona Public Service Company, 400 North Fifth Street, Phoenix, Arizona 85004, at 10:00 a.m. local time on the first day of the first full month following the date on which the conditions set forth in ARTICLE 8 and ARTICLE 9 have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or if such day is not a Business Day, on the next succeeding Business Day, or on such other date and at such other place as the Parties may mutually agree. The time and date of Closing is hereinafter called the “Closing Date.” Notwithstanding anything in this Agreement to the contrary, the Closing shall be deemed to have taken place at 12:01 a.m., Fruitland, New Mexico prevailing time, on the Closing Date, or if the Closing Date is not the first day of the month because such day is not a Business Day, on the first day of the month.
3.2 Purchase Price. At or, as applicable, after, the Closing, the Initial Purchase Price shall be adjusted, without duplication, to account for the following items and Closing Adjustments, and Post-Closing Adjustments, as set forth in Section 3.3, the sum of which is hereinafter referred to as the “Purchase Price”:
(a) Prorations. The Initial Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.6.
(b) Capital Expenditures. Subject to Section 6.6, the Initial Purchase Price will be increased by an amount equal to (i) the aggregate Capital Expenditures funded by Seller during 2010 and 2011 in excess of its share of the aggregate 2010 and 2011 capital budgets for the Facilities approved by the Facilities Owners, plus (ii) Capital Expenditures funded by Seller during 2012 and thereafter, until the Closing Date, in each case minus the amount of any depreciation Seller incurred as a result of such Capital Expenditures through the Closing Date; provided, however, that any costs or expenditures for which Seller is responsible under Section 2.4(i), or which are made on an emergency basis to address actual or anticipated equipment failures that would adversely affect the operating capacity of the Facilities prior to Closing and are economically viable to Seller (“Emergency Capital Expenditures”), will not increase the Initial Purchase Price; provided further that, with respect to Emergency Capital Expenditures made in 2012 and thereafter, Seller has received appropriate regulatory approval of cost recovery for such Emergency Capital Expenditures. For purposes of the foregoing, an Emergency Capital Expenditure will be considered economically viable if the net benefits to Seller associated with making the repair up to the Closing Date exceed the net costs to Seller associated with making the repair. This provision is intended only to address potential adjustments to the Initial Purchase Price, and is not intended to modify the parties’ rights and obligations under the Facilities Contracts.

(c) Timing of Closing. If the Closing Date is prior to October 1, 2012, the Initial Purchase Price shall be increased by Seven Million Five Hundred Thousand Dollars ($7,500,000) for each month between the Closing Date and October 1, 2012 and if the Closing Date is after October 1, 2012, the Initial Purchase Price shall be decreased by Seven Million Five Hundred Thousand Dollars ($7,500,000) for each month between October 1, 2012 and the Closing Date.
(d) California Capacity Rights. If Seller exercises its option under Section 2.7, the Initial Purchase Price shall be decreased by Three Million Dollars ($3,000,000) per month for each month for which Seller exercises its option to retain such capacity rights.
(e) Pension and OPEB Liabilities. If Seller’s Share of Underfunded/Overfunded Pension and OPEB Liabilities is greater than $0, the Initial Purchase Price shall be decreased by such amount, otherwise the Initial Purchase Price shall be increased by the absolute value of such amount, in each case, determined as of the Closing Date pursuant to Section 3.3(b).
3.3 Pre-Closing and Post-Closing Adjustments.
(a) At least thirty (30) calendar days prior to the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, Seller, shall prepare and deliver to Seller an estimated closing statement (the “Estimated Closing Statement”) that shall set forth Purchaser’s best estimate of all estimated adjustments to the Initial Purchase Price required by Section 3.2 (the “Estimated Adjustment”). Within ten (10) calendar days after the delivery of the Estimated Closing Statement by Purchaser to Seller, Seller may object in good faith to the Estimated Adjustment in writing. If Seller objects to the Estimated Adjustment within such ten (10) day period, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if Seller does not object to the Estimated Adjustment), the Initial Purchase Price shall be adjusted (the “Closing Adjustment”) at the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 3.3(b) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(b).
(b) Within sixty (60) days after the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, Seller shall prepare and deliver to Seller a final closing statement (the “Post-Closing Statement”) that shall set forth all adjustments to the Initial Purchase Price proposed by Purchaser to be required by Section 3.2(a) through 3.2(e) not previously effected by the Closing Adjustment (the “Proposed Post-Closing Adjustment”); provided that if any adjustments to be made pursuant to Section 3.2(d) cannot be made within sixty (60) days after the Closing Date, the Parties agree that additional Post-Closing Statements can be subsequently prepared to address such adjustments. To the extent applicable, the Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as the Operating Agent has historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Without limiting the generality of the foregoing, for matters covered by Section 3.2(e), the discount rate and other assumptions used to determine Pension and OPEB Liabilities as reflected in the Post-Closing Statement shall be selected using the same methodology historically used for selecting the discount rate and assumptions for

Pinnacle West Capital Corporation’s consolidated fiscal year-end calculations reported in its audited financial statements. Within thirty (30) days after the delivery of the Post-Closing Statement by Purchaser to Seller, Seller may object in good faith to the Proposed Post-Closing Adjustment in writing, stating in reasonable detail its objections thereto. Purchaser and Seller agree to cooperate to exchange information used to prepare the Post-Closing Statement and information relating thereto. If Seller objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection by Seller, the Parties shall appoint the Independent Accounting Firm, which shall, at Seller’s and Purchaser’s joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. For purposes of this Section 3.3(b) and wherever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. No particular procedures are intended to be imposed upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the “Post-Closing Adjustment”) by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.
3.4 Payment. Any cash payments required by this Agreement shall be paid in U.S. dollars in immediately available funds. The recipient of such funds will designate the account or accounts to which the funds will be wire transferred.
3.5 Allocation of Purchase Price. The Parties will file all Tax Returns consistently with the allocation of the Purchase Price determined in accordance with this Section 3.5. The allocation of the Purchase Price (including any portion of the Assumed Liabilities if applicable) will be negotiated by the Parties in accordance with Applicable Tax Law (as defined below). Purchaser shall propose and deliver to Seller a preliminary allocation among the Assets of the Purchase Price and such other consideration to be paid to Seller pursuant to this Agreement (an “Allocation”) sufficiently far in advance of the Closing to allow the Final Pre-Closing Allocation referred to below to be determined prior to the Closing. The Allocation shall be consistent with Code Section 1060 (“Applicable Tax Law”) and the regulations thereunder and in a manner which facilitates Property Tax reporting and shall separately allocate Assets in the Facilities Switchyard. Seller shall within thirty (30) days thereafter propose any changes to the Allocation. Within thirty (30) days following delivery of such proposed changes, Purchaser shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Purchaser and Seller are unable to resolve any disputed objections within ten (10) days thereafter, such objections shall be referred to the Independent Accounting Firm, which shall determine the Allocation (including any valuations). The Independent Accounting Firm shall be instructed to deliver to Purchaser and Seller a written determination of the proper allocation of such disputed items within twenty (20) Business Days from the date of engagement. Such determination shall be final, conclusive and binding upon the Parties for all purposes, and the Allocation shall be so adjusted (the allocation, including the adjustment, if any, to be referred to as the “Final Pre-Closing Allocation”). Within thirty (30) days of the determination of the Post-Closing Adjustment, the Parties shall agree to the adjustments to the Final Pre-Closing Allocation (“Final Allocation”). The fees and disbursements of the Independent Accounting Firm attributable to any Allocation shall be shared equally by Purchaser and Seller. Purchaser and Seller agree to timely file Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such Allocation or Final Allocation, as the case may be, and to report the transactions contemplated by this Agreement for Federal Income tax and all other tax purposes in a manner consistent with the Allocation or Final Allocation, as the case may be. Purchaser and Seller agree to promptly provide the other Parties with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder.
3.6 Prorations.
(a) Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the budgeted, ordinary, and recurring items normally charged to the Facilities Owners, including those listed below (but not including any Income Taxes and Transfer Taxes), relating to the business and operation of the Assets, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Facilities Contracts, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Purchaser liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):
(i) Property Taxes having a lien date in the same calendar year as the Closing Date, provided, however, with respect to any Property Taxes imposed by a Tribal Authority, such Property Taxes shall be prorated based upon that portion of the calendar year starting with the date of expiration of any applicable tax waiver and ending with the last day of the calendar year of the Closing Date;
(ii) Retrospective adjustments and policyholder distributions for the applicable period during which the Closing occurs with respect to Facilities Insurance Policies included in the Assets occurring within twelve (12) months of Closing or ninety (90) days after the year-end following the Closing, whichever occurs first; and
(iii) Operating and maintenance expenses incurred in any period prior to the Closing Date (not including Capital Expenditures) in the nature of the expenses shown on Schedule 3.6(a)(iii) but only to the extent that the amount of such expenses are determined within twelve (12) months of Closing or ninety (90) days after the year-end following the Closing, whichever occurs first.

(b) In connection with the prorations referred to in Section 3.6(a), in the event that actual figures are not available at the Closing Date, the proration shall be based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other, appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.6.
3.7 No Assignment if Breach. To the extent that Seller’s rights under any of the Facilities Contracts to be transferred to Purchaser hereunder may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Purchaser and Seller shall cooperate and each use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. Seller and Purchaser agree that if any consent to an assignment of any of the Facilities Contracts to be transferred hereunder shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights and obligations under the applicable Facilities Contracts so that Purchaser would not in effect acquire all such rights and obligations, Seller, to the maximum extent permitted by law and such Facilities Contracts, shall after the Closing appoint Purchaser to be Seller’s representative and agent with respect to such Facilities Contracts, and Seller shall, to the maximum extent permitted by law and such Facilities Contracts, enter into such reasonable arrangements with Purchaser as are necessary to transfer to Purchaser the benefits and obligations of such Facilities Contracts. Seller and Purchaser shall cooperate and shall each use Commercially Reasonable Efforts after the Closing to obtain an assignment of such Facilities Contracts to Purchaser.
3.8 Deliveries by Seller. Subject to the terms and conditions hereof, at the Closing Seller shall deliver, or cause to be delivered, the following to Purchaser:
(a) The Deed, duly executed by Seller and in recordable form, subject only to Permitted Encumbrances and any owner’s affidavits or similar documents reasonably required by Title Insurer;
(b) The Bill of Sale, duly executed by Seller;
(c) The Assignment and Assumption Agreement, duly executed by Seller;
(d) Evidence, in form and substance reasonably satisfactory to Purchaser and its respective counsel, of Seller’s receipt of (i) Seller’s Required Regulatory Approvals, (ii) Seller’s Required Consents, and (iii) documentation evidencing the release of all Encumbrances, except for Permitted Encumbrances, including the release of Seller’s Mortgage;
(e) A Certificate of Good Standing with respect to Seller, as of a recent date, issued by the Secretary of State of the State of California and of the state where the Facilities are located;

(f) To the extent available, originals of all of the Facilities Contracts to which Seller has Knowledge that it is a party (other than Facilities Contracts referenced in the proviso to Section 2.1(h)), the Transferable Permits issued to Seller and of which it has Knowledge and, if not available, true and correct copies thereof;
(g) A certificate addressed to Purchaser dated the Closing Date executed by a duly authorized officer of Seller to the effect set forth in Section 8.6;
(h) A FIRPTA Affidavit to Purchaser, duly executed by Seller;
(i) Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement, each Ancillary, Agreement to which Seller is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;
(j) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Ancillary Agreement to which Seller, is a party and the other agreements and instruments contemplated hereby; and
(k) All such other agreements, documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement necessary to sell, assign, convey, transfer and deliver all of Seller’s rights, title and interests in and to the Assets, to Purchaser, in accordance with this Agreement and, where necessary or desirable, in recordable form.
3.9 Deliveries by Purchaser. Subject to the terms and conditions hereof, at the Closing, Purchaser shall deliver, or cause to be delivered, the following to Seller:
(a) The Purchase Price, by wire transfer of immediately available funds to the account of Seller designated by Seller in writing on or before the Closing Date;
(b) The Assignment and Assumption Agreement, duly executed by Purchaser;
(c) Evidence, in form and substance reasonably satisfactory to Seller and its respective counsel, of Purchaser’s receipt of (i) Purchaser’s Required Regulatory Approvals, and (ii) Purchaser’s Required Consents;
(d) A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the ACC and the state in which the Facilities are located;
(e) A certificate dated the Closing Date executed by a duly authorized officer of Purchaser to the effect set forth in Section 9.6;
(f) Copies, certified by the Secretary or Associate Secretary of Purchaser, of resolutions authorizing the execution and delivery of this Agreement, each Ancillary Agreement to which Purchaser is a party and the authorization or ratification of all of the agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;
(g) A certificate of the Secretary or Associate Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, each Ancillary Agreement to which Purchaser is a party and the other agreements contemplated hereby; and
(h) All such other agreements, documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement.
3.10 Facilities Contracts. The Parties agree that between the date hereof and the Closing Date, the ownership, lease, maintenance and operation of the Facilities and the Facilities Switchyard will be governed by the Facilities Contracts.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER
Except as set forth in Seller’s Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies, Seller represents, warrants and, where specified, disclaims to Purchaser as follows:
4.1 Organization and Existence. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Seller is duly qualified to do business and is in good standing in the state where the Facilities are located. Seller has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.
4.2 Execution, Delivery and Enforceability. Seller has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Seller and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Purchaser’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Purchaser, this Agreement does and the Ancillary Agreements when executed by Seller will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
4.3 No Violation. Subject to Seller obtaining Seller’s Required Regulatory Approvals and Seller’s Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution and delivery of this Agreement or any of the Ancillary

Agreements executed by Seller, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:
(a) violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller;
(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or which would not, individually or in the aggregate, create a Material Adverse Effect;
(c) violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Seller or any of its assets, except where such violations, individually or in the aggregate, would not create a Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or
(d) require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Seller from performing its obligations hereunder.
4.4 Compliance with Laws. Seller has no Knowledge that it is in material violation of any laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of execution of this Agreement with respect to the Assets, except for (a) violations or alleged violations the subject matter of which Purchaser or the Operating Agent has Knowledge, (b) violations or alleged violations by the Facilities Owners in common, or by the Operating Agent acting on their behalf, or (c) violations or alleged violations that will not have a Material Adverse Effect.
4.5 Permits, Licenses, Etc. Prior to the Closing Date, Seller will hold all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities that Seller requires in order to own any of the Assets (collectively, “Seller Permits”), except for such failures to hold such Seller Permits as to which Purchaser or the Operating Agent has Knowledge, are also failures of all of the other Facilities Owners (or all other than the Operating Agent) or would not, individually or in the aggregate, have a Material Adverse Effect.
4.6 Litigation. There is no claim, action, proceeding or investigation pending, or to Seller’s Knowledge, threatened against or relating to Seller or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Purchaser or its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby, (c) a material impairment of Seller’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, or (d) a Material Adverse Effect, except for claims, actions, proceedings or investigations pending against, or judgments, decrees or orders involving all of the other Facilities Owners or the Operating Agent as agent for the Facilities Owners, or as to which Purchaser has Knowledge.
4.7 Title. Subject to the right of first refusal contained in the Facilities Co-Tenancy Agreement, Seller has good and marketable title, or valid and effective leasehold rights in the case of leased property, and valid and effective licenses in the case of licensed rights, to the tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to Purchaser by Seller, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for (a) those created by Purchaser, (b) those which will be discharged or released prior to or substantially simultaneously with, the Closing, (c) Permitted Encumbrances, (d) those which do not apply only and exclusively to the interest of Seller but that also apply to interests of the other Facilities Owners in common and/or the Operating Agent, as agent for any of the Facilities Owners, and (e) possible minor matters that do not materially interfere with the intended use of the Assets.
4.8 Facilities Contracts. Seller has no Knowledge of any claim, action, proceeding or investigation, pending or threatened, challenging the enforceability against Seller of the Facilities Contracts, except for challenges to the enforceability of such contracts against the Facilities Owners in common, challenges of which Purchaser or the Operating Agent has Knowledge, or challenges which are not likely to result in a Material Adverse Effect.
4.9 Intellectual Property. Seller does not own or otherwise have any right to use any patent, trade name, trademark, service mark or other intellectual property that is used in and necessary for the operation of the Facilities or the Facilities Switchyard, other than such as may be included in the Assets or is licensed to the Facilities Owners or the Operating Agent, acting on their behalf.
4.10 Taxes. At least sixty (60) Business Days before the Closing, Seller will advise Purchaser in writing of any taxing jurisdictions in which Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Purchaser to withhold any portion of the Purchase Price or would subject Purchaser to any liability for any Taxes of Seller.
4.11 Undisclosed Liabilities. Except for liabilities and obligations specifically referred to in Section 2.3 or Section 2.4, the Assets are not, to the Knowledge of Seller, subject to any liability or obligation that has arisen solely as a result of an act or omission by Seller, except for Permitted Encumbrances, acts or omissions of which Purchaser or the Operating Agent has Knowledge, or liabilities and obligations that are not reasonably likely to have a Material Adverse Effect.
4.12 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser (by reason of Seller’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in Purchaser’s Schedule of Exceptions corresponding to the Section of this Agreement to which such disclosure applies Purchaser represents, warrants and, where specified, disclaims to Seller as follows:
5.1 Organization and Existence. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser has heretofore delivered to Seller complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.
5.2 Execution, Delivery and Enforceability. Purchaser has full corporate power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Seller’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Seller, this Agreement does and the Ancillary Agreements when executed by Purchaser, will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
5.3 No Violation. Subject to Purchaser obtaining the Purchaser’s Required Regulatory Approvals and the Purchaser’s Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:
(a) violate, or conflict with, or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Purchaser;
(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or which would not, individually or in the aggregate, create a Material Adverse Effect;
(c) violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate; would not create a Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or
(d) require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Purchaser from performing its obligations hereunder.
5.4 Compliance with Laws. Except as otherwise disclosed in writing by Purchaser to Seller contemporaneously with the execution of this Agreement, Purchaser has no Knowledge that it is in material violation of any applicable laws, orders, ordinances, rules, regulations or judgment of any Governmental Authority in existence as of the Effective Date with respect to the Assets, except for violations or alleged violations that are reasonably expected not to have a Material Adverse Effect.
5.5 Litigation. There is no claim, action, proceeding or investigation pending, or to Purchaser’s Knowledge, threatened against or relating to Purchaser or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller or its Affiliates for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements, or the consummation by Purchaser of the transactions contemplated hereby or thereby, (c) a material impairment of Purchaser’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, or (d) a Material Adverse Effect.
5.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller (by reason of Purchaser’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.
5.7 Financing. Purchaser has now, and at the Closing Purchaser will have, liquid capital or committed sources therefor sufficient to permit Purchaser to perform timely its obligations hereunder and under the Ancillary Agreements.
5.8 Qualified for Permits. To Purchaser’s Knowledge, Purchaser is, or will be prior to the Closing, qualified to obtain any Facilities Permits necessary for the ownership and operation by Purchaser of the Assets as of the Closing in substantially the same manner as the Assets are currently operated.
5.9 “AS IS” SALE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER UNDERSTANDS AND AGREES THAT THE ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR

CONDITION ON THE CLOSING DATE, AND THAT PURCHASER IS RELYING ON ITS OWN EXAMINATION OF THE ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATIONS OF THE ASSETS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. PURCHASER FURTHER AGREES THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER WILL CAUSE OR CREATE ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING EXCEPT AS DISCLOSED IN THIS AGREEMENT OR IN A SCHEDULE ATTACHED HERETO.
ARTICLE 6
COVENANTS OF EACH PARTY
6.1 Efforts to Close.
(a) Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, without limitation, exerting their Commercially Reasonable Efforts to (i) obtain the consents, authorizations and approvals of all private parties and any Governmental Authority whose consent is reasonably necessary to effectuate the transactions contemplated hereby, (ii) effect all other necessary registrations and filings, including, without limitation, filings under applicable laws, including the HSR Act and all other necessary filings with the CPUC, ACC, FERC (including applications to transfer the Facilities Switchyard), and any other Governmental Authority, and in the case of Purchaser, negotiate the extension or renewal referenced in Section 8.14 and the amendment referenced in Section 8.15. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of the transactions contemplated by the Agreement and the Ancillary Agreements.
(b) Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Notwithstanding the foregoing:
(i) Costs associated with preliminary title reports and title policies shall be borne by Seller up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage and any endorsements shall be borne by Purchaser (except that any survey costs shall be borne one-half by Purchaser and one-half by Seller);
(ii) Documentary transfer fees, if any, will be borne by Seller and recording costs and charges respecting real property will be borne one-half by Purchaser and one-half by Seller; and
(iii) Except as otherwise specifically set forth in Section 6.4, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the transactions will be borne one-half by Purchaser and one-half by Seller.
All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.
(c) Environmental Investigations.
(i) Prior to Closing, Seller and/or Purchaser may, at their own cost and expense, conduct or cause to be conducted their own Phase 1 and Phase 2 environmental site assessments, and any follow up investigation, of the Facilities and the Facilities Switchyard as Seller and/or Purchaser deem necessary. The party conducting such assessments shall provide the other party with (1) a copy of any written reports resulting from such assessments; and (2) timely notice of any Environmental Condition(s) that require public disclosure or reporting to a regulatory authority or Remediation. Purchaser shall cooperate with and allow Seller to conduct such assessments and investigation. The results of such assessments and investigation shall not be binding on the Parties, and shall not be deemed to constitute an agreement by the Parties as to the existence or extent of current Environmental Conditions at the Facilities.
(ii) Following the Closing, Purchaser and Seller shall each appoint a representative to serve as an environmental liaison. Purchaser’s environmental liaison shall provide Seller’s environmental liaison with access to all information of Purchaser related to Environmental Conditions at the Facilities, consistent with Purchaser’s normal record creation and retention policies and subject to a reasonable and appropriate non-disclosure agreement. The liaisons will meet periodically to address questions of Seller and to discuss generally Environmental Conditions at the Facilities that would affect the Retained Environmental Liabilities, including the status of ongoing Remediation programs.
(iii) Without limiting the generality of the foregoing, Purchaser’s environmental liaison will provide Seller’s environmental liaison with notice of and documentation relating to the initiation of any legal action and any threatened legal action of which Purchaser becomes aware, in each case that could reasonably be expected to affect Retained Environmental Liabilities. Purchaser also will provide Seller’s liaison with a reasonable opportunity to review and comment on any new material Remediation initiative and on environmental expenditures in the Facilities’ annual budgets that could reasonably be expected to affect Retained Environmental Liabilities. If requested by Seller’s liaison, Purchaser will present Seller’s views on such environmental expenditures to the Engineering and Operating Committee (as defined in the Facilities Operating Agreement), and will allow Seller to participate in such presentation.
(iv) If Seller’s liaison has significant concerns that an environmental matter will adversely affect Retained Environmental Liabilities, and the liaisons cannot satisfactorily address the concerns by themselves, the liaisons shall elevate the concerns to senior officers to be designated by each party prior to the Closing for further good faith discussions.
(v) The rights granted to Seller under this Section 6.1(c) shall not in any way alter or limit any rights retained by Seller under Section 2.1(h). In the event Purchaser transfers all or substantially all of the Assets to another Person and Purchaser is no longer the Operating Agent or a Facilities Owner, Purchaser shall cause such Person to assume Purchaser’s obligations to Seller under Sections 6.1(c)(ii) through (v), or make such other arrangements as are reasonably acceptable to Seller.
6.2 Updating. Seller shall promptly notify Purchaser of any changes or additions to any of Seller’s Schedules to this Agreement with respect to the Assets or Assumed Liabilities related thereto by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing, but in any event not later than three (3) Business Days prior thereto. No such updates made pursuant to this Section shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall notify Purchaser promptly of the occurrence of (i) any material casualty, physical damage, destruction or physical loss respecting, or any material adverse change in the physical condition of the Facilities or the Facilities Switchyard, subject to ordinary wear and tear and to routine maintenance, reasonably likely to result in a Material Adverse Effect, and (ii) any other material event likely to impair Seller’s ability to perform, if, in the cases of clauses (i) and (ii), the occurrence is one of which Seller has Knowledge and of which the Operating Agent does not have Knowledge.
6.3 Conduct Pending Closing. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, and except to the extent approved by Purchaser, Seller shall:
(a) Except as required by their terms, or except to the extent agreed to by all Facilities Owners (including Seller and Purchaser), not amend, terminate, renew, or renegotiate any existing Facilities Contract or enter into any new Facilities Contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that with or without the giving of notice or passage of time, would constitute a default) under any of its obligations under any Facilities Contract;
(b) Not: (i) sell, lease, transfer or dispose of, or make any contract for the sale lease, transfer or disposition of, any assets or properties which would be included in the Assets,

other than sales in the ordinary course of business which would not, individually or in the aggregate; have a Material Adverse Effect upon the operations or value of the Facilities or the Facilities Switchyard; (ii) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed, in each case which would result in Purchaser assuming such liability hereunder after the Closing; (iii) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the transactions contemplated hereby; (iv) encumber or voluntarily subject to any lien any Asset, except for Permitted Encumbrances or (v) except to the extent approved by the other Facilities Owners, not settle any claims against the Facilities or against Seller relating to the Facilities or the Facilities Contracts; and
(c) Not take any action which would cause any of Seller’s representations and warranties set forth in ARTICLE 4 to be materially false as of the Closing;
provided, that nothing in this Section 6.3 shall (i) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, or (ii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such Party’s consent to any transaction contemplated by this Agreement or the Ancillary Agreements; provided that any such liabilities or obligations incurred pursuant to clause (ii) shall be Excluded Liabilities.
(d) Seller agrees to advise Purchaser of any request that Seller intends to file with the CPUC for approval of Capital Expenditures by Seller budgeted for 2012 and of any action taken by the CPUC with respect thereto. If the CPUC denies such request or CPUC approval is not received by November 30, 2011, the Parties will meet within 15 days thereafter to discuss the consequences of the CPUC denial or failure to act, including its potential impact on the 2012 capital budget for the Plant, the respective obligations of the Parties under the Facilities Contracts and the operation of the Plant in 2012; it being understood that there is no obligation of either Party to reach any agreement with respect to any of the matters discussed.
6.4 Consents and Approvals.
(a) Subject to Section 6.1(a), as promptly as practicable after the date of this Agreement, Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Purchaser and Seller shall be equally responsible for the cost of all filing fees under the HSR Act and each Party will bear its own costs for the preparation of any such filing.
(b) Subject to Section 6.1(a), as promptly as practicable after the date of this Agreement, Purchaser shall file with FERC any other applications required under the Federal Power Act for the purchase and sale contemplated hereby, which filing(s) may be made individually by Purchaser or jointly with Seller, as reasonably determined by the Parties.

(c) Subject to Section 6.1(a), Seller shall be responsible for obtaining CPUC approval of the transactions contemplated by this Agreement and the Ancillary Agreements, and Purchaser shall be responsible for obtaining ACC approval of the transactions contemplated by this Agreement and the Ancillary Agreements, in each case including the filing of the necessary applications therefor and diligently prosecuting any resulting proceedings. Each Party shall afford the other Party the opportunity to review such filings. Unless requested by the filing Party, the other Party agrees not to intervene in the regulatory proceedings related to the approval of the transaction.
(d) Subject to Section 6.1(a), Purchaser shall have the primary responsibility for securing the transfer, reissuance or procurement of the Facilities Permits, effective as of the Closing Date. Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser’s efforts in this regard and assist in any transfer or reissuance of Facilities Permits held by Seller or the procurement of any other Facilities Permits when so requested by Purchaser.
(e) Within fifteen (15) days after the receipt of any Purchaser’s or Seller’s Required Regulatory Approval, the Party receiving such approval (the “Receiving Party”) shall notify the other Party in writing if the approval contains any condition that the Receiving Party determines could reasonably be expected to have a Material Adverse Effect on the Receiving Party or, in the case of Purchaser, on the Assets; provided, however, that if the Receiving Party does not provide such notice to the other Party within the fifteen (15) day period specified in this sentence, the Receiving Party shall be deemed to have accepted such Required Regulatory Approval, including any condition contained therein, and the condition to Closing set forth in Section 8.4 or Section 9.4, as applicable to such Party with respect to such Required Regulatory Approval, shall be deemed satisfied. Within fifteen (15) days after receipt of any notice specified in the previous sentence, Seller and Purchaser shall meet to consider what Commercially Reasonable Efforts the Receiving Party intends to take in order to obtain the Required Regulatory Approval or to eliminate the materially adverse conditions. After the Receiving Party has completed such agreed upon Commercially Reasonable Efforts with respect to the materially adverse condition contained in such Required Regulatory Approval, within fifteen (15) days of such completion or as soon as practicable thereafter, the Receiving Party shall notify the other Party, if the materially adverse condition has been eliminated or remains in effect, and whether the Receiving Party either will accept such materially adverse condition by a waiver of the applicable Closing condition in Section 8.4 or Section 9.4 with respect to such materially adverse condition or deem that the applicable Closing condition in Section 8.4 or Section 9.4 cannot be satisfied due to the materially adverse condition in such Required Regulatory Approval.
(f) From the date hereof through Closing, the Parties shall consult with each other at the senior management executive level prior to any party intervening in any regulatory proceeding of another Party, or commencing legal action or pursuing contractual remedies against any other Party with respect to the Facilities.
6.5 Tax Matters.
(a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne one-half by Seller and one-half by Purchaser.

Seller will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Purchaser will be entitled to review such returns in advance and, if required by applicable law, will join in the execution of any such Tax Returns or other documentation. Not less than five (5) Business Days prior to the due date of such Tax Returns, Purchaser shall pay Seller one-half of the amount shown as due on such Tax Returns, as determined in accordance, with this Agreement, and shall, to the extent required by Law, join in the execution of any such Tax Return. Prior to the Closing Date, Purchaser will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, with respect to each applicable taxing authority.
(b) With respect to taxes to be prorated in accordance with Section 3.6 of this Agreement (except for pro-rated Property Taxes required to be paid by Seller), Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. For Property Tax purposes, any returns or filings with a lien or due date prior to Closing shall be prepared by Seller. Purchaser’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld or delayed. Purchaser shall make such Tax Returns available for Seller’s review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller’s failure to approve any such Tax Returns shall not limit Purchaser’s obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon. Not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall pay to Purchaser the amount shown as due on such Tax Returns as determined in accordance with Section 3.6 of this Agreement and shall, to the extent required by law, join in the execution of any such Tax Returns.
(c) With respect to pro-rated Property Taxes, specifically including but not limited to Property Tax Returns prepared and filed with any Tribal Authority, Seller’s preparation of any such Tax Return shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld or delayed. Seller shall make such tax Returns available for Purchaser’s review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that Purchaser’s failure to approve any such Tax Return shall not limit Seller’s obligation to timely file such Tax Returns. In preparing and reviewing said Property Tax Returns, each Party shall cooperate and act in good faith to resolve any disagreement related to such Tax Returns as between the Parties or as between either Party and any Governmental Authority.
(d) Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.5 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto in accordance with Section 6.8.
(e) In the event that a dispute arises between Seller and Purchaser as to the amount of taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Purchaser. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.
(f) Seller hereby certifies that all Transfer Tax liabilities of Seller accruing before the Closing Date have been or will be fully satisfied or provided for. In the event Purchaser is assessed any Transfer Tax with respect to the Assets for any period prior to the Closing Date, Purchaser shall notify Seller promptly and shall provide Seller with a validly executed power of attorney authorizing Seller to act in Purchaser’s stead with regard to the assessment. Whether Seller determines to contest any such assessment in whole or in part, Seller shall indemnify and hold harmless Purchaser, in connection with any assessment of Tax described in this Section 6.5, whether or not contested hereunder, to the extent such Tax is determined to be due and owing, together with interest and penalties as well as any expenses incurred (including legal fees that may be incurred by Purchaser) in participating in any action related to such assessment. If the laws of the State or the local taxing authority require payment of assessed Taxes as a condition to contesting or further contesting their applicability, Seller shall make such payments together with interest and penalties. Purchaser agrees to cooperate fully in initiating and pursuing any action directed by Seller for recovery of such payments and shall refund any amounts received (including interest and penalties) within three (3) days of receipt by Purchaser. Any action to contest Tax assessments hereunder or to recover Taxes paid hereunder by Seller on behalf of Purchaser shall be under the control of Seller and at Seller’s sole cost and expense.
(g) Notwithstanding any other provision hereof, Purchaser covenants and agrees that, after the Closing Date, Purchaser will, to the extent practicable, and at Seller’s expense, (i) provide or cause to be provided written notice to Seller sixty (60) days in advance of taking any of the actions specified on a Schedule to be provided by Seller to Purchaser, within one hundred twenty (120) days of the Effective Date, which Schedule shall be reasonably acceptable to Purchaser; listing actions, including discontinuing the operation of the Facilities, or modifications to the Assets which in Seller’s reasonable opinion could result in a loss of the exclusion of interest on the Pollution Control Bonds from gross income for federal income tax purposes under Code Section 103, and (ii) take any reasonable actions which it has authority to take that are reasonably requested by Seller in writing for the purpose of maintaining such exclusion (including without limitation, inserting notification requirements, in operating manuals and posting notices within the Facilities). Notwithstanding anything in this Agreement to the contrary, (i) Purchaser will have no liability whatsoever in excess of $250,000 to Seller or any other Person if Purchaser fails to comply with the covenants in the preceding sentence and

(ii) Purchaser shall not be required to take, or refrain from taking, any action inconsistent with Purchaser’s rights or obligations under any of the Facilities Contracts. Purchaser further covenants and agrees that, in the event that Purchaser transfers any of the Assets, Purchaser, shall obtain from its transferee a covenant and agreement that is analogous to Purchaser’s covenants and agreements in this Section 6.5(g) pursuant to the first sentence of this Section 6.5(g) as well as a covenant and agreement that is analogous to that of this sentence. This covenant shall survive Closing and shall continue in effect so long as such Pollution Control Bonds remain outstanding. Seller agrees to promptly notify Purchaser at such time as no Pollution Control Bonds remain outstanding. Seller will reimburse Purchaser for any expenses incurred by Purchaser, in connection with Purchaser’s compliance with this Section 6.5(g). The term “Pollution Control Bonds” means the pollution control bonds specified on Schedule 6.5(g) and any refundings thereof, issued or to be issued on behalf of Seller in connection with the Assets.
6.6 Risk of Loss.
(a) Between the date hereof and the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller.
(b) If, before the Closing Date, all or any portion of the Facilities or the Facilities Switchyard becomes subject to or is threatened with any condemnation or eminent domain proceeding, Seller shall notify Purchaser promptly in writing of such fact. If such taking would create a Material Adverse Effect, then Purchaser may, at its option, (i) receive from Seller an assignment of any claim, settlement or proceeds thereof and proceed with the transactions contemplated by this Agreement, or (ii) terminate this Agreement pursuant to Section 10.1.
(c) If, before the Closing Date all or any portion of the Facilities or the Facilities Switchyard are damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part, and Seller’s share of the fair market value of such damage or destruction or the cost of repair of the Facilities or the Facilities Switchyard that were damaged, lost or destroyed is less than fifteen percent (15%) of the Initial Purchase Price, Seller shall, at its option, either (i) reduce the Purchase Price by the lesser of (x) Seller’s share of the fair market value of the Facilities or the Facilities Switchyard damaged or destroyed (such value to be determined as of the date immediately prior to such damage or destruction), or (y) Seller’s share of the estimated cost to repair or restore the same (any disagreement with respect thereto being resolved in accordance with Section 11.10), (ii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Purchaser, or (iii) bear Seller’s share of the costs of repairing, or restoring such damaged or destroyed portions of the Facilities or the Facilities Switchyard and, at Seller’s election, delay the Closing and any right to terminate this Agreement for a reasonable time necessary to accomplish the same. If any part of the Facilities or the Facilities Switchyard is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the lesser of Seller’s share of the fair market value of the Facilities or the Facilities Switchyard damaged or destroyed or Seller’s share of the cost of repair is greater than fifteen percent (15%) of the Initial Purchase Price, then Purchaser may elect either to (x) require Seller upon the Closing to transfer the rights to Seller’s share of proceeds (or the right to the proceeds) of applicable insurance to Purchaser and proceed with the transactions contemplated by this Agreement, or (y) terminate this Agreement.

6.7 Cooperation Relating to Insurance. Until the Closing, Seller will not take any action that will decrease the level of insurance coverage for the Facilities and the Facilities Switchyard as in effect on the date hereof, including, without limitation, property damage and liability insurance, unless agreed by the other Facilities Owners. In addition, Seller agrees to use Commercially Reasonable Efforts to assist Purchaser in making any claims against pre-Closing insurance policies of Seller that may provide coverage related to Assumed Liabilities. Purchaser agrees that it will indemnify Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation. On and after the Closing, Seller authorizes the Operating Agent to take any actions necessary to remove Seller from any Facilities Insurance Policies and, except with respect to insurance rights retained by Seller pursuant to Sections 2.1(m), 2.1(o) or 2.2(h), Seller agrees to waive its rights with respect to such insurance coverage from and after the Closing. If requested by Seller, Purchaser agrees to exercise Commercially Reasonable Efforts to assist Seller, at Seller’s cost, in obtaining so-called “tail” coverage in respect of claims brought after the Closing for events occurring prior to the Closing, including, if appropriate, listing Seller as an additional insured or named insured in policies of Purchaser and/or the Facilities Owners. Seller agrees that it will reimburse Purchaser for its reasonable out-of-pocket expenses incurred in providing such assistance to Seller in obtaining tail coverage.
6.8 Confidentiality.
(a) General. Each Party (and its officers, employees, counsel, representatives and agents) will, using the same degree of care as that Party takes to preserve and safeguard its own confidential information, but not less than reasonable care, maintain in confidence and not disclose to third Persons, any Confidential Information received from the other Party (or its officers, employees, counsel, representatives and agents) in connection with the transactions contemplated by this Agreement. Each Party may disclose Confidential Information received from the other Party if and to the extent required by law, court order, subpoena or other lawful order of a Governmental Authority with jurisdiction, provided that the other Party is given written notice of such disclosure ten (10) days in advance, or as soon in advance as is reasonably practicable, or with the prior written consent of the other Party. If this Agreement is terminated pursuant to ARTICLE 10, each Party will return promptly, if so requested by the other Party, any Confidential Information provided to it and will use Commercially Reasonable Efforts to return any copies thereof that may have been provided to others in accordance with this Section 6.8. To the extent practicable, the Parties further agree, subject to Section 6.11, to not issue any public announcement, statement, press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby; without the prior written consent of the other Party, which consent will not be unreasonably withheld. To the extent the provisions of this Section 6.8(a) conflict with the Confidentiality Agreement, as between Seller and Purchaser, this Section 6.8(a) shall control.
(b) Regulatory Agencies. Subject to Section 6.1(a), upon the other Party’s prior written approval (which, except as provided below, will not be unreasonably withheld), either Party may provide Confidential Information to the CPUC, ACC, FERC or any other Governmental Authority with jurisdiction as necessary to obtain Seller’s Required Regulatory Approvals or Purchaser’s Required Regulatory Approvals or approval under the HSR Act. The disclosing Party will seek confidential treatment for the Confidential Information provided to any

Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Confidential Information.
6.9 Reasonable Cooperation. Each Party agrees to use Commercially Reasonable Efforts to cooperate with the other Party to effect the consummation of the transactions contemplated by this Agreement, and to provide the other Party with such access or information related to the Facilities as may reasonably be requested in connection with such transactions. Without limiting the generality of the forgoing, the Parties shall work with each other prior to the Closing Date to determine if any Facilities Contract which is not currently listed on Schedule 1.1.67 or Schedule 1.1.77, or approval of any Governmental Authority which is not currently listed on Schedule 1.1.67 or Schedule 1.1.77, should be listed on such Schedule.
6.10 Title to Real Property and Leased Property. As soon as reasonably possible after the Effective Date, Seller and Purchaser shall work cooperatively to cause Title Insurer to deliver a current preliminary title report on the real property and leased property included in the Assets, accompanied by legible copies of all documents referred to in the exception portion of such report, to Purchaser (the “Preliminary Title Report”). Purchaser shall have not more than thirty (30) days from the delivery date of the Preliminary Title Report in which to review and to give Seller and Title Insurer written notice of any title exception which is unacceptable to Purchaser, and, in the event any amendment is issued to the Preliminary Title Report, Purchaser shall have not more than thirty (30) days from the delivery of an amendment to deliver a written objection to any title exception, appearing for the first time in such amendment. If Purchaser is dissatisfied with any exception to title as shown in the Preliminary Title Report, then, Seller shall have until the Closing to eliminate any disapproved exceptions from the Preliminary Title Report, or obtain title insurance endorsements against such exceptions. If Seller cannot remove such exceptions or obtain title insurance endorsements before the Closing, then Purchaser may either cancel this Agreement, or Purchaser may waive such objections and the transaction shall close as scheduled, provided that if Purchaser disapproves any title exception that would otherwise qualify as a Permitted Encumbrance under Section 1.1.60 but for Purchaser’s position that such title exception constitutes or will constitute a Material Adverse Effect, then Seller shall have the right to terminate this Agreement on fifteen (15) Business Days’ notice given within thirty (30) days following Purchaser’s disapproval of such title exception. Notwithstanding any other provision hereof, the following exceptions shall be deemed accepted by Purchaser and need not be removed or endorsed over: (a) Permitted Encumbrances, and (b) exceptions not objected to in writing by Purchaser during the time periods set forth above.
6.11 Right of First Refusal. Seller hereby agrees to promptly orally notify Purchaser, confirmed in writing, as to any notices received by Seller pursuant to Section 13 of the Facilities Co-Tenancy Agreement regarding the Facilities Owners’ right of first refusal. If one or more of the Facilities Owners exercises their right of first refusal with respect to the Assets under the Facilities Co-Tenancy Agreement, Purchaser shall, subject to the terms and conditions of the Facilities Co-Tenancy Agreement and without limitation of any of the rights of the other the Facilities Owners thereunder, automatically and without further notice to Seller be deemed to have exercised its right of first refusal with respect to the Assets to the maximum extent permitted by the Facilities Co-Tenancy Agreement. In the event one or more of the Facilities Owners exercises such right, the interest in the Assets to be transferred pursuant to this

Agreement and the Initial Purchase Price shall both be reduced to reflect the pro rata interest in the Assets to be purchased by Purchaser pursuant to Section 13.10 of the Facilities Co-Tenancy Agreement or as otherwise agreed to by Seller, Purchaser and the Facilities Owner exercising its right of first refusal, and Seller and Purchaser will enter into an amendment to this Agreement to reflect such reductions and other changes that the Parties deem appropriate.
6.12 Exclusivity. During the term of this Agreement, and except as necessary to fulfill its obligations under the Facilities Co-Tenancy Agreement, or an order of the CPUC, Seller will (a) deal exclusively with Purchaser and other Facilities Owners that elect to participate in the purchase of the Assets under this terms of this Agreement (“Participating Owners”), and will not offer to sell, solicit offers to sell or negotiate with any third party for the sale of the Assets; and (b) promptly notify Purchaser and Participating Owners of any unsolicited offer, interest or inquiry by a third party concerning a possible purchase of the Assets and will not provide any information with respect to a possible sale of the Assets to any third party.
6.13 Post Closing — Further Assurances. At any time or from time to time after the Closing; each Party, will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party’s expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving either of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller, Purchaser, the other Facilities Owners or the Operating Agent on behalf of one or more of the Facilities Owners which were in effect or occurred on, prior to, or after Closing and which relate to the Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents, and representatives of Purchaser or Seller.
6.14 Post Closing — Information and Records.
(a) Following the Closing, Purchaser will not dispose of any books, records, documents or information reasonably relating to any Excluded Assets or Excluded Liabilities except in accordance with Purchaser’s existing record retention policies. During such period, Purchaser will permit Seller to examine and make copies, at Seller’s expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller, or the preparation of income or other Tax Returns. Seller will provide reasonable notice to Purchaser of its need to access such books, records, documents or other information.
(b) Seller shall not be entitled to examine or copy privileged and/or attorney work product documents or information pursuant to Section 6.14(a). If privileged and/or attorney work product documents or information, including communications between Purchaser and its counsel, are disclosed to Seller in the books, records, documents or other information made available by Purchaser, Seller agrees (1) such disclosure is inadvertent, (2) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (3) such information will constitute Confidential Information, and (4) Seller will promptly return to Purchaser (or will destroy or make inaccessible such Confidential Information to the extent reasonably possible and certify as such to Purchaser) all copies of such books, records, documents or other information in the possession of Seller.
6.15 Post Closing — Landfill and Remediation Costs. Purchaser covenants that: (a) it shall not cause the Landfill to be used or operated at any time after the Closing; and (b) in the event that Purchaser, without Seller’s approval, enters into (i) any lease or lease amendment or extension or (ii) any other agreement of any kind with a Person other than a Governmental Authority, in either case altering or purporting to alter in any material respect any obligations of Seller with respect to Remediation of any Environmental Conditions or Hazardous Substances or the removal or Remediation of the Landfill, Purchaser shall hold Seller harmless from any incremental Remediation or removal costs, resulting from such lease, lease amendment or extension or other agreement.
ARTICLE 7
INDEMNIFICATION
7.1 Indemnification by Seller.
(a) Purchaser Claims. From and after the Closing, Seller will indemnify, defend and hold harmless Purchaser and its parents and Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Purchaser Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (including reasonable legal, accounting and other expenses in connection therewith) and including costs and expenses incurred in connection with investigations, and settlement proceedings which arise out of, in connection with, or relate to, the following (collectively, “Purchaser Claims”):
(i) any breach or violation of any covenant or agreement of Seller set forth in this Agreement;
(ii) any breach or inaccuracy of the representations or warranties made by Seller contained in this Agreement in ARTICLE 4;
(iii) the Excluded Liabilities; and
(iv) any loss or damages resulting from or arising out of Seller’s ownership of the Assets prior to Closing, except for any loss or damage resulting from or arising out of Assumed Liabilities.
(b) Seller Limitations. If the Closing occurs, the Purchaser Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claims, including damages for lost revenues, income, profits or tax benefits, diminution in value of the Facilities, or any other damage or loss resulting from the disruption to or loss of operation of the Assets, except to the extent due on any Third Party Claim.
7.2 Indemnification by Purchaser.
(a) Seller Claims. From and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and its parents and Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the “Seller Group”), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses (including reasonable legal, accounting and other expenses in connection therewith) and including costs and expenses incurred in connection with, investigations and settlement proceedings which arise out of or relate to the following (collectively, “Seller Claims”):
(i) any breach or violation of any covenant or agreement of Purchaser set forth in this Agreement;
(ii) any breach or inaccuracy of any of the representations or warranties made by Purchaser contained in this Agreement in ARTICLE 5;
(iii) the Assumed Liabilities; and
(iv) any loss or damages resulting from or arising out of Purchaser’s ownership or operation of the Assets from and after the Closing, except for any loss or damage resulting from or arising out of Excluded Liabilities.
(b) Purchaser Limitations. If the Closing occurs, the Seller Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Seller Claim, including damages for lost revenues, income, profits or tax benefits, diminution in the value of the Facilities or any other damage or loss resulting from the disruption to or loss of operation of the Assets, except to the extent due on any Third Party Claim.
7.3 Notice of Claim. Subject to the terms of this Agreement and upon a Party’s receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate, the Party seeking indemnification hereunder (the “Indemnitee”) will promptly notify the Party against whom indemnification is sought (the “Indemnitor”) in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.1 or Section 7.2. (The written notice is referred to as a “Notice of Claim.”) A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

7.4 Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense. The Indemnitee cannot settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor’s request, the Indemnitor may proceed with the action stated in the request. If within that fifteen (15) day period the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this ARTICLE 7 only for an amount up to the amount which the third party to the contested Third Party Claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request. This Section 7.4 is subject to the rights of any Indemnitee’s insurance carrier that is defending the Third Party Claim.
7.5 Cooperation. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.
7.6 Mitigation and Limitation on Claims. As used in this Agreement, the term “Indemnifiable Claim” means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:
(a) Reasonable Steps to Mitigate. The Indemnitee will take all reasonable steps to mitigate all losses, damages and the like relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee’s reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this ARTICLE 7, and the Indemnitor will reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation, together with, interest thereon from the date of payment to the date of repayment at the “prime rate” as published in The Wall Street Journal.

(b) Net of Benefits. Any Indemnifiable Claim is limited to the amount of actual damages sustained by the Indemnitee by reason of such breach or nonperformance.
(c) Minimum Claim. No Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds One Million Dollars ($1,000,000), and recovery shall be limited only to such amounts as exceed One Million Dollars ($1,000,000). For purposes of the foregoing, individual claims of Fifteen Thousand Dollars ($15,000) or less shall not be aggregated for purposes of calculating such deductible threshold amount or for calculating damages in excess of such amount. Nothing in this Section 7.6 is intended to modify or limit a Party’s liability or obligation hereunder for other Indemnifiable Claims or to constitute an assumption by Purchaser of any Excluded Liability or an assumption by Seller of any Assumed Liability.
7.7 Exclusivity. Except for intentional fraud, following the Closing, the rights and remedies of Seller, on the one hand, and Purchaser, on the other hand, for money damages under this Article are, solely as between Seller on the one hand and Purchaser on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller on the one hand, and Purchaser on the other hand, may have under this Agreement under applicable Law with respect to any Indemnifiable Claim, whether at common law or in equity.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURCHASER AT THE CLOSING
The obligations of Purchaser under this Agreement to complete the purchase of the Assets and assume the Assumed Liabilities are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:
8.1 Compliance with Provisions. Seller has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.
8.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Assets contemplated hereby shall have expired or been terminated.
8.3 Injunction. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority, which prohibits the consummation of the sale of the Assets.
8.4 Required Regulatory Approvals. Without limiting the generality of Sections 6.1(a) and 6.4, Purchaser shall have received all of Purchaser’s Required Regulatory Approvals and Seller shall have received all of Seller’s Required Regulatory Approvals; without limiting the generality of the foregoing, Purchaser shall have obtained a final order no longer subject to appeal from the ACC approving the purchase by Purchaser of its share of the Facilities including financial and economic terms and conditions and the ratemaking treatment of the transaction under this Agreement, all in form and substance reasonably satisfactory to Purchaser, and without significant conditions, modifications of the transaction or qualifications in the order that are not reasonably acceptable to Purchaser.
8.5 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement (without giving effect to materiality, Material Adverse Effect, or similar phrases in such representations and warranties) shall be true and correct as of the Closing Date, in each case as though made at and as of the Closing Date, except as would not individually or in the aggregate result in a Material Adverse Effect.
8.6 Officer’s Certificate. Purchaser shall have received a certificate from Seller, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 8.1, 8.4 (insofar as it relates to Seller’s Required Regulatory Approvals), 8.5 and 8.10 (insofar as it relates to Seller’s Required Consents) have been satisfied by Seller.
8.7 Title Policy Insurance. Title to Assets comprised of interests in real property and leased property shall have been evidenced by the willingness of a title insurer mutually agreeable to the Parties (the “Title Insurer”) to issue at regular rates ALTA owner’s, or lessee’s, as the case may be, extended coverage policies of title insurance (1990 Form B) (the “Title Policies”), with the general survey and creditors’ rights exceptions removed, in amounts equal to the portion of the Purchase Price allocated to such interests, showing title to such interests in such real property vested in Purchaser in the condition described in Section 6.10, subject only to Permitted Encumbrances, and transfer of such interest to Purchaser. The willingness of Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the title Insurer’s delivery of written commitments or binders, dated as of the Closing (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question.
8.8 Material Adverse Effect. Subject to Section 6.6, since the Effective Date, no Material Adverse Effect shall have occurred and be continuing with respect to the Facilities and the Facilities Switchyard.
8.9 Liens. Any and all liens and encumbrances (other than Permitted Encumbrances) on the Assets, constituting personal property shall have been released and any documents necessary to evidence such release shall have been delivered to Purchaser.
8.10 Seller’s Required Consents. Without limiting the generality of Sections 6.1(a) and 6.4, all of Seller’s Required Consents shall have been obtained.
8.11 No Termination. Neither Party has exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.
8.12 Right of First Refusal and Notice. The right of first refusal and notice periods set forth in Sections 13.3 and 13.4 of the Facilities Co-Tenancy Agreement shall have expired or all Facilities Owners other than Purchaser shall have either waived or exercised their right of first refusal (and, in the event of an exercise of such right of first refusal, Seller and Purchaser shall have entered into the amendment to this Agreement contemplated by Section 6.11).
8.13 Termination Agreement. Concurrently with the Closing, closing shall have occurred under the Termination Agreement.
8.14 Facilities Lease Amendments. Amendment No. 2 to the Facilities Lease shall have become effective and Amendment No. 3 to the Facilities Lease shall have been executed by the Navajo Nation and each of the Facilities Owners other than Seller, both in substantially the form provided by Purchaser to Seller on the Effective Date.
8.15 Fuel Agreement. Purchaser and BHP shall have executed an amendment or replacement to the Facilities Fuel Agreement extending the period under which coal is to be supplied thereunder until 2041, on terms reasonably acceptable to Purchaser.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT THE CLOSING
The obligations of Seller under this Agreement to complete the sale of the Assets and transfer the Assets and Assumed Liabilities to Purchaser are subject to the satisfaction or waiver, or deemed satisfaction or waiver, on or prior to the Closing, of each of the following conditions precedent:
9.1 Compliance with Provisions. Purchaser has performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing.
9.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Assets contemplated hereby shall have expired or been terminated.
9.3 Injunction. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no Law shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Assets.
9.4 Approvals. Without limiting the generality of Sections 6.1(a) and 6.4, Purchaser shall have received all of Purchaser’s Required Regulatory Approvals, and Seller shall have received all of Seller’s Required Regulatory Approvals; without limiting the generality of the foregoing, Seller will have obtained a final order no longer subject to appeal from the CPUC approving the application for, inter alia, the sale of the Assets by Seller and the ratemaking treatment of the transaction under this Agreement, including Seller’s proposed cost recovery mechanism, all in form and substance reasonably satisfactory to Seller, and without significant conditions, modifications of the transaction or qualifications in the order that are not reasonably acceptable to Seller, and Seller shall have obtained written approval of the transaction and the termination of the transmission capacity under the Edison-Arizona Transmission Agreement from the California ISO or written confirmation from the California ISO that such approval is not required.
9.5 Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement (without giving effect to materiality, Material Adverse Effect, or similar phrases in such representations and warranties) shall be true and correct as of the Closing Date, in each case as though made at and as of the Closing Date, except as would not individually or in the aggregate result in a Material Adverse Effect, it being understood and agreed to by the Parties that, with respect to Purchaser’s representation in Section 5.4 hereof, Purchaser’s Knowledge, for purposes of this Section 9.5, will mean Purchaser’s Knowledge as of the Closing Date, and Purchaser will be entitled to supplement its written disclosure to Seller through the Closing Date.
9.6 Officer’s Certificate. Seller shall have received a certificate from Purchaser, executed by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Sections 9.1, 9.4 (insofar as it relates to Purchaser’s Required Regulatory Approvals), 9.5 and 9.9 (insofar as it related to Purchaser’s Required Consents) have been satisfied by Purchaser.
9.7 No Termination. Neither Party has exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.
9.8 Right of First Refusal. The right of first refusal and notice periods set forth in Sections 13.3 and 13.4 of the Facilities Co-Tenancy Agreement shall have expired or all Facilities Owners other than Purchaser shall have either waived or exercised their right of first refusal (and, in the event of an exercise of such right of first refusal, Seller and Purchaser shall have entered into the amendment to this Agreement contemplated by Section 6.11).
9.9 Purchaser’s Required Consents. Without limiting the generality of Sections 6.1(a) and 6.4, all of Purchaser’s Required Consents shall have been obtained, subject to Section 3.7, and the Closing shall not result in a material breach by Seller of a material Facilities Contract.
9.10 Material Adverse Effect. Subject to Section 6.6, since the Effective Date, no Material Adverse Effect shall have occurred and be continuing with respect to the Facilities and the Facilities Switchyard.
9.11 Termination Agreement. Concurrently with the Closing, closing shall have occurred under the Termination Agreement.
ARTICLE 10
TERMINATION
10.1 Rights To Terminate. This Agreement, or to the extent specifically permitted herein a portion thereof, may, by written notice given on or prior to the Closing Date, in the manner provided in Section 11.10, be terminated at any time prior to the Closing Date (or such other date as may be set forth below):

(a) by Seller if there has been a misrepresentation with respect to Purchaser’s representations and warranties in this Agreement (without giving effect to materiality, Material Adverse Effect, or similar phrases in such representations and warranties) that would result in a Material Adverse Effect, or a material default or breach by Purchaser with respect to the due and timely performance of any of Purchaser’s covenants and agreements contained in this Agreement, and such misrepresentation; default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Purchaser, of written notice specifying particularly such misrepresentation, default or breach;
(b) by Purchaser if there has been a misrepresentation with respect to Seller’s representations and warranties in this Agreement (without giving effect to materiality, Material Adverse Effect, or similar phrases in such representations and warranties) that would result in a Material Adverse Effect, or a material default or breach by Seller with respect to the due and timely performance of any of Seller’s covenants and agreements contained in this Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date, or the date thirty (30) days after receipt by Seller of written notice specifying particularly such misrepresentation, default or breach;
(c) by Purchaser if Purchaser is not at the time of termination in breach of this Agreement, upon written notice to Seller, (i) if any of Purchaser’s Required Regulatory Approvals shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), or shall have been granted but are not in form and substance reasonably satisfactory to Purchaser (including, adverse conditions relating to Purchaser or the Assets), or (ii) if the CPUC has not approved the transaction by March 31, 2012; provided that Purchaser may only exercise the termination right described in this clause (ii) prior to the time the CPUC approves the transaction;
(d) by Seller if Seller is not at the time of termination in breach of this Agreement, upon written notice to Purchaser, if any of the Seller’s Required Regulatory Approvals shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), or shall have been granted but are not in form and substance reasonably satisfactory to Seller (including adverse conditions relating to Seller or the Assets);
(e) by Purchaser in accordance with Section 6.6;
(f) by mutual agreement of Seller and Purchaser; or
(g) by Seller or Purchaser if the conditions to such Party’s Closing have not occurred by December 31, 2012, unless the Party seeking to terminate is then in breach of this Agreement.
10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all further obligations and liabilities of the Parties hereunder will terminate, except (i) as set forth in ARTICLE 7 or as otherwise contemplated by this Agreement, (ii) for the obligations set forth in Sections 4.12, 5.6 and 6.8 and ARTICLE 11, and (iii) for the obligations of the Parties set forth in the Confidentiality Agreement. In the event this Agreement is terminated by Purchaser pursuant to Section 10.1(b) or Seller pursuant to Section 10.1(a), the non-breaching party shall be entitled to liquidated damages in an amount equal to two percent (2%) of the Initial Purchase Price. Upon termination, the originals of any items, documents or written materials provided by one Party to the other Party will be returned by the receiving Party to the providing Party, and any Confidential Information retained by the receiving Party will be kept confidential.
10.3 Specific Performance; Limitation of Damages. Seller acknowledges that the transactions contemplated by this Agreement are unique and that Purchaser will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to transfer, assign and convey the Assets when required to do so hereunder. In such event, prior to any termination of this Agreement pursuant to Section 10.1, Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to Purchaser’s performance of its obligations hereunder. Purchaser acknowledges that the transactions contemplated by this Agreement are unique and that Seller will be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Assets when required to do so hereunder. In such event, prior to any termination of this Agreement pursuant to Section 10.1, Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller’s performance of its obligations hereunder. Except as otherwise provided in Section 7.1(a)(iv), 7.2(a)(iv) and 10.2, neither Party will be entitled to any punitive, incidental, indirect, special or consequential damages, including damages for lost revenues, income or profits, resulting from or arising out of a breach of this Agreement, whether or not the Closing occurs.
ARTICLE 11
MISCELLANEOUS AGREEMENTS AND ACKNOWLEDGMENTS
11.1 Purchaser as Operating Agent. Notwithstanding the sale of the Assets and the assignment of the Facilities Contracts by Seller to Purchaser, the actions or inactions of Purchaser, in its capacity as Operating Agent, insofar as they may affect Retained Environmental Liabilities or Excluded Liabilities, shall continue to be subject to the standard of conduct and the limitations on liability set forth in Section 22 of the Facilities Operating Agreement in effect at the time of Closing and the retention by Seller of Retained Environmental Liabilities and of rights under the Facilities Contracts with respect to Excluded Liabilities shall not impose a different standard of conduct on Purchaser, in its capacity as Operating Agent, or change in any manner the limitations of liability of Purchaser, in its capacity as Operating Agent, to Seller under the Facilities Contracts with respect to any actions or inactions of the Operating Agent that may affect Retained Environmental Liabilities or Excluded Liabilities. Nothing contained in this Section 11.1 shall excuse or limit Purchaser’s performance of the specific covenants set forth in this Agreement in accordance with their terms.
11.2 Expenses. Except as otherwise provided herein, each Party is responsible for its own costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

11.3 Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement) prior to the execution date of this Agreement, written or oral. No waiver and no modification or amendment of any provision of this Agreement is effective unless made in writing and duly signed by the Parties referring specifically to this Agreement, and then only to the specific purpose, extent and interest so provided.
11.4 Schedules. The Parties agree and acknowledge that the Schedules in this Agreement may be incomplete or subject to revision prior to the Closing, subject to Section 6.2. The Parties will cooperate and work in good faith to complete and update such Schedules in a manner consistent with the requirements of this Agreement. The Schedules delivered pursuant to the terms of this Agreement are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.
11.6 Severability. If any provision hereof is held invalid or unenforceable by any arbitrator or as a result of future legislative action, this holding or action will be strictly construed and will not affect the validity or effect of any other provision hereof. To the extent permitted by law, the Parties waive, to the maximum extent permissible, any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
11.7 Assignability. This Agreement is binding upon and inures to the benefit of the successors and assigns of the Parties, but is not assignable by any Party without the prior written consent of the other Party.
11.8 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.
11.9 Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the state in which the Facilities are located applicable to contracts made and performed in such state and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by Federal law or are governed by the law of the jurisdiction of organization of the respective Parties.
11.10 Dispute Resolution.
(a) Intent of the Parties. Subject to ARTICLE 7 with respect to an Indemnifiable Claim, Section 3.2(e) with respect to Post-Closing Adjustments, Section 3.5 with respect to the Purchase Price allocation, and Section 6.5(e) with respect to disputes regarding Taxes, and except as provided in Section 11.10(b), the sole process available to either Party for resolution of any dispute or claim arising out of or relating to this Agreement or any Ancillary Agreement shall be the dispute resolution procedure set forth in this Section 11.10. If the Parties cannot resolve a dispute under Sections 11.10(c) or (d), then the dispute shall be settled through final and binding arbitration under Section 11.10(e).
(b) Provisional Relief. The Parties acknowledge and agree that irreparable damage would occur if certain provisions of this Agreement are not performed in accordance with the terms of this Agreement, that money damages would not be a sufficient remedy for any breach of these provisions of this Agreement, and that the Parties shall be entitled, without the requirement of posting a bond or other security, to seek a preliminary injunction, temporary restraining order, or other provisional relief as a remedy for a breach of this Agreement in any court of competent jurisdiction, notwithstanding the obligation to submit all other disputes (including all claims for monetary damages under this Agreement) to mediation and arbitration pursuant to Sections 11.10(d) or (e). The Parties further acknowledge and agree that the results of the arbitration may be rendered ineffectual without the provisional relief. Such a request for provisional relief does not waive a Party’s right to seek other remedies for the breach of the Agreement, notwithstanding any prohibition against claim-splitting or other similar doctrine. The other remedies that may be sought include specific performance and injunctive or other equitable relief, plus any other remedy specified in this Agreement for the breach of the provision, or if the Agreement does not specify a remedy for the breach, all other remedies available at law or equity to the Parties for the breach.
(c) Management Negotiations. The Parties will attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or an Ancillary Agreement promptly by negotiations between a vice president (or more senior officer) of Seller or his or her designated representative and an executive of similar authority of Purchaser. Either Party may give the other Party written notice of any dispute or claim. Within twenty (20) days after delivery of said notice, the executives will confer by telephone or meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to exchange information and to attempt to resolve the dispute or claim. If the matter has not been resolved within sixty (60) days of the first meeting, either Party (by notice to the other Party) may submit the controversy for non-binding mediation pursuant to Section 11.10(d).
(d) Mediation. Either Party may initiate mediation by providing Notice to the other Party in accordance with Section 11.11 of a written request for mediation, setting forth a description of the dispute and the relief requested. The Parties will cooperate with one another in selecting the mediator (“Mediator”) from the panel of neutrals from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), its successor, or any other mutually acceptable non-JAMS Mediator, and in scheduling the time and place of the mediation. Such selection and scheduling will be completed within forty-five (45) days after Notice of the request for mediation. Unless otherwise agreed to by the Parties, the mediation will not be scheduled for a date that is greater than one hundred twenty (120) days from the date of Notice of the request for mediation. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the mediation, which fees and costs will be borne by such Party). All offers, promises, conduct and statements, whether oral or written, made in connection with or during the mediation by either of the Parties, their agents, representatives, employees, experts and attorneys, and by the Mediator or any of the Mediator’s agents, representatives and employees, will not be subject to discovery and will be confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding between or involving the Parties, or either of them, provided, evidence that is otherwise admissible or discoverable will not be rendered inadmissible or non-discoverable as a result of its use in the mediation.
(e) Arbitration. Either Party may initiate final and binding arbitration with respect to the matters first submitted to mediation by providing Notice of a demand for binding arbitration before a single, neutral arbitrator (the “Arbitrator”) at any time following the unsuccessful conclusion of the mediation provided for above. The Parties will cooperate with one another in selecting the Arbitrator within sixty (60) days after Notice of the demand for arbitration and will further cooperate in scheduling the arbitration to commence no later than one hundred eighty (180) days from the date of Notice of the demand. To be qualified as an Arbitrator, each candidate must be a retired judge of a trial court of any state or federal court, or retired justice of any appellate or supreme court. Unless otherwise agreed to by the Parties, the individual acting as the Mediator will be disqualified from serving as the Arbitrator in the dispute, although the Arbitrator may be another member of the JAMS panel of neutrals or such other panel of neutrals from which the Parties have agreed to select the Mediator. Upon Notice of a Party’s demand for final and binding arbitration, such dispute submitted to arbitration, including the determination of the scope or applicability of this Agreement to arbitrate, will be determined by final and binding arbitration before the Arbitrator, in accordance with the laws of the State of New Mexico, without regard to principles of conflicts of laws. Except as provided for herein, the arbitration will be conducted by the Arbitrator in accordance with the rules and procedures for arbitration of complex business disputes for the organization with which the Arbitrator is associated. Notwithstanding the rules and procedures that would otherwise apply to the arbitration, and unless the Parties agree to a different arrangement, the place of the arbitration will be Phoenix, Arizona, if arbitration is initiated by Seller, and Los Angeles, California, if arbitration is initiated by Purchaser.
Also notwithstanding the rules and procedures that would otherwise apply to the arbitration, and unless the Parties agree to a different arrangement, discovery will be limited as follows:
(i) Before discovery commences, the Parties shall exchange an initial disclosure of all documents and percipient witnesses which they intend to rely upon or use at any arbitration proceeding (except for documents and witnesses to be used solely for impeachment);
(ii) The initial disclosure will occur within thirty (30) days after the initial conference with the Arbitrator or at such time as the Arbitrator may order;
(iii) Discovery may commence at any time after the Parties’ initial disclosure;
(iv) The Parties will not be permitted to propound any interrogatories or requests for admissions;
(v) Discovery by each Party will be limited to twenty-five (25) document requests (with no subparts), three (3) lay witness depositions, and three (3) expert witness depositions (unless the Arbitrator holds otherwise following a showing by the Party seeking the additional documents or depositions that the documents or depositions are critical for a fair resolution of the dispute or that a Party has improperly withheld documents);
(vi) Each Party is allowed a maximum of three (3) expert witnesses, excluding rebuttal experts;
(vii) Within sixty (60) days after the initial disclosure, or at such other time as the Arbitrator may order, the Parties shall exchange a list of all experts upon which they intend to rely at the arbitration proceeding;
(viii) Within thirty (30) days after the initial expert disclosure, each Party may designate a maximum of two (2) rebuttal experts;
(ix) Unless the Parties agree otherwise, all direct testimony will be in form of affidavits or declarations under penalty of perjury; and
(x) Each Party shall make available for cross examination at the arbitration hearing its witnesses whose direct testimony has been so submitted.
The Arbitrator will have the authority to grant any form of equitable or legal relief a Party might recover in a court action. The Parties acknowledge and agree that irreparable damage would occur if certain provisions of this Agreement are not performed in accordance with the terms of the Agreement, that money damages would not be a sufficient remedy for any breach of these provisions of this Agreement, and that the Parties shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief as a remedy for a breach of this Agreement. Judgment on the award may be entered in any court having jurisdiction. The Arbitrator must, in any award, allocate all of the costs of the binding arbitration (other than each Party’s individual attorneys’ fees and costs related to the Party’s participation in the arbitration, which fees and costs will be borne by such Party), including the fees of the Arbitrator and any expert witnesses, against the Party who did not prevail; provided that if neither Party prevails completely such costs shall be allocated in favor of the Party who substantially prevailed as determined by the Arbitrator. Until such award is made, however, the Parties will share equally in paying the costs of the arbitration.
11.11 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, or by overnight delivery, and properly addressed as follows:
If to Seller:
Southern California Edison Company
2244 Walnut Grove Avenue
Rosemead, California 91770
Attention: Chief Financial Officer
With a copy to:

Southern California Edison Company
2244 Walnut Grove Avenue
Rosemead, California 91770
Attention: General Counsel
If to Purchaser:
Arizona Public Service Company
400 North Fifth Street, Station 9085
Phoenix, Arizona 85004
Attn: Mark A. Schiavoni, Senior Vice President of Fossil Operations
With a copy to:
Arizona Public Service Company
400 North Fifth Street, Station 8695
Phoenix, Arizona 85004
Attn: Shirley Baum, Associate General Counsel
With a copy to:
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
Attention: Robert C. Gerlach, Esq.
Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents.
All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.10 are effective upon delivery, if delivered personally, or by overnight delivery, and, are effective five (5) days following deposit in the United States mail postage prepaid if delivered by mail.
11.12 Time is of the Essence. Time is of the essence of each term of this Agreement Without limiting the generality of the foregoing, all times provided for in this Agreement for the performance of any act will be strictly construed.
11.13 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

11.14 No Joint Venture. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.
11.15 Construction of Agreement. Ambiguities or uncertainties in the wording of this Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the date they executed this Agreement.
11.16 Effect of Closing Over Known Unsatisfied Conditions or Breached Representations, Warranties or Covenants. If Seller or Purchaser elects to proceed with the Closing with Knowledge by it of any failure to be satisfied of any condition in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date will be deemed waived by such Party, and such Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.
11.17 Conflicts. In the event of any conflicts or inconsistencies between the terms of this Agreement and the terms of any of the Ancillary Agreements, the terms of this Agreement will govern and prevail.
11.18 Waiver of Compliance. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver, of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
11.19 Survival.
(a) The representations and warranties given or made by any Party in ARTICLE 4 or ARTICLE 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing indefinitely.
(b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in ARTICLE 7, shall survive the Closing indefinitely, unless otherwise specified herein.
(c) The obligations of the Parties in Section 6.8 will survive (i) the termination of this Agreement, (ii) the discharge of all other obligations owed by the Parties to each other, (iii) any transfer of title to the Assets and (iv) the Closing of the transactions contemplated in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOUTHERN CALIFORNIA EDISON COMPANY, a California corporation
By:	/s/ Russ Krieger
	Name:	Russ Krieger
	Title:	Vice President, Power Production

ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation
By:	/s/ Donald G. Robinson
	Name:	Donald G. Robinson
	Title:	President and Chief Operating Officer

Signature Page to Purchase and Sale Agreement

Schedules to Purchase and Sale Agreement

Schedule 1.1.50(a)
Seller’s Officers, Employees, and Knowledgeable Persons
Russ Krieger — Vice President, Power Production
John Dayton — Manager of Business Planning and Development, Power Production
Steven Pickett — Senior Vice President and General Counsel
Daniel Cobb — Alternate E&O Committee Member

Schedule 1.1.50(b)
Purchaser’s Officers, Employees and Authorized Agents
Mark Schiavoni — Senior Vice President Fossil
David Hansen — Vice President Fossil Operations
David Falck — Executive Vice President, General Counsel and Secretary
John Franchini — Fossil Plant Manager Four Corners
Susan Kidd — Director Coal/Co-Owned Generation
Nick Svor — General Manager Generation Engineering
Frank Perkins — Plant Manager Four Corners Units 4, 5
Richard Grimes — Four Corners Environmental Section Leader

Schedule 1.1.50(c)
Operating Agent’s Officers, Employees and Authorized Agents
See Schedule 1.1.50(b) which is incorporated herein by reference.

Schedule 1.1.62
PNW Plans
•	Pinnacle West Capital Corporation Retirement Plan

•	Pinnacle West Capital Corporation Group Life and Medical Plan

Schedule 1.1.67
Purchaser’s Required Consents
• None

Schedule 1.1.68
Purchaser’s Required Regulatory Approvals
•	Arizona Corporation Commission

•	Federal Energy Regulatory Commission

•	Hart-Scott-Rodino Antitrust Improvements Act of 1976

Schedule 1.1.77
Seller’s Required Consents
•	Trustee under Seller’s Mortgage

Schedule 1.1.78
Seller’s Required Regulatory Approvals
•	California Public Utilities Commission

•	Federal Energy Regulatory Commission

•	California Independent System Operator

•	Hart-Scott-Rodino Antitrust Improvements Act of 1976

Schedule 2.1(b)
Leased Real Property
•	Facilities Lease

•	The real property interests described in Exhibits 2 - 9 of the Facilities Lease

•	See Schedule 2.1(c) which is incorporated herein by reference

Schedule 2.1(c)
Rights-of-Way/Easements and Water Rights

	Existing § 323				Expiration
Item	Grants	Property or Facility	APS File #	Grant Date	Date

1	Plant Site	New Lease (Units 4-5)		07/06/66	07/06/16

2	Ancillary Facilities	Utah Mine Haul Road (Communication Lines and Access Road)	IN-13	07/28/61	07/28/11
		Plant — Coal Lease Area — 69 kV	IN-15	12/15/61	12/15/11
		Pumping Station to Plant Access Road & Pipeline	IN-12	04/02/62	04/02/12
		River Pumping Station to Plant — 69 kV	IN-11	04/02/62	04/02/12
		Plant — EPNG Bridge / Access Rd	IN-16	07/03/63	07/03/13
		Pumping Station to Plant Access Road & Pipeline Addition	IN-92	04/21/69	04/21/19

Schedule 2.1(h)
Seller Facilities Contracts
1.	§ 323 Grants.

2.	Facilities Lease.

3.	Facilities Co-Tenancy Agreement.

4.	Facilities Operating Agreement.

5.	Restated and Amended Four Corners Fuel Agreement Number 2, dated August 31, 2003, by and among BHP Navajo Coal Company and the Participants, as the same may be amended.

6.	Conditional Partial Assignment of Fuel Agreement Number 2, dated September 2, 1966, by and among Utah Construction & Mining Co. and the Participants.

7.
Memorandum for Recordation of Original Four Corners Fuel Agreement and of Four Corners Fuel Agreement No. 2 and Imposition of Equitable Servitude and Covenant Running with the Land, dated September 2, 1966, by and among Utah Construction & Mining Co. and the Participants.

8.	Facilities Fuel Agreement.

9.	Four Corners Project Emission Abatement System Operating Power Agreement, dated October 15, 1982 among the Participants.

10.	Four Corners Project Unit Tripping Agreement, dated May 23, 1969 among the Participants.

11.	Four Corners Units 4 & 5 Capital Improvements Design and Construction Agreement, dated March 23, 1981 among the Participants.

12.	Agreement to Purchase and Sell Undivided Interest in the Reserve Auxiliary Power Source Four Corners Project, dated August 15, 1968 among the Participants.

13.
Exchange Agreement dated March 28, 1967 among the Participants with Letter of Clarification dated March 28, 1967, a Supplemental Letter Agreement dated February 9, 1972 and Ruling of Internal Revenue Service with Letter of Transmittal.

14.	Four Corners Designated Representative Agreement, dated March 18, 1994, by and among the Participants, John R. Denman and D. Craig Walling.

15.	Four Corners Designated Representative Agreement Assignment and Novation, dated October 22, 2002 from D. Craig Walling to David L. Saliba.

16.
Four Corners Designated Representative Agreement Assignment and Novation Form, dated July 31, 2009 from John R. Denman to David L. Saliba as the new designated representative and Richard Grimes as the new alternate designated representative.

17.	Four Corners Designated Representative Agreement Assignment and Novation Form, dated January 31, 2010, from David L. Saliba to Frank E. Perkins.

18.	Principals of Interconnected Operation Four Corners Project dated May 12, 1969, among the Participants as amended by Amendment No. 1 dated April 29, 1974, among the Participants.

19.
Water Supply Agreement, dated March 2, 2007 between the Jicarilla Apache Nation, BHP Navajo Coal Company, APS on behalf of itself and with respect to Units 4 and 5 the Four Corners Participants and Public Service Company of New Mexico on behalf of itself and the San Juan Participants.

20.
Voluntary Compliance Agreement Air Quality, dated May 18, 2005, by and among the Navajo Nation, Salt River Project Agricultural Improvement and Power District, as operating agent for the Navajo Generating Station (“NGS”) and with the express written consent of each participant of NGS and APS, as operating agent for the Four Corners Power Plant and with the express written consent of each Participant.

21.	Tax Settlement and Closing Agreement, dated August 13, 2002, by and between the Seller and the Office of the Navajo Nation Uniform Tax Administration Statute.

22.
Shiprock-Four Corners Project 345-kV Switchyard Interconnection Agreement, dated October 2, 2002, by and among the Facilities Owners and Public Service Company of Colorado, Tri-State Generation and Transmission Association, Inc., and Western Area Power Administration.

Schedule 2.1(p)
Miscellaneous Assets
•	None

Schedule 2.2(a)
Excluded Assets
•	None

Schedule 3.6(a)(iii)
Operating and Maintenance Expense Pro-Rations
The following costs and expenses incurred for the applicable period during which the Closing occurs shall be pro-rated between the Parties:
1.
Seller is responsible for the operation and maintenance expenses as defined in the Facilities Operating Agreement, Section 17, Operating and Maintenance Expenses, incurred prior to the Closing Date, including but not limited to the following:

a.	Outside services and materials and supplies, including all administrative and general loads, for operating and maintaining the plant; and

b.	Payroll including related administrative and general, payroll taxes and benefits expenses.
2.	Employee Incentive Plan payroll including related administrative and general, payroll taxes and benefits expenses.

3.	Fuel expenses (Coal and Gas).

4.	Insurance premiums.

5.	Navajo Land Lease.

6.	Environmental Operating Permit.

7.	Ash Hauling Agreement costs.

8.	All related royalties and taxes for Operating and Maintenance expenses and Fuel expenses.

Schedule 6.5(g)
Pollution Control Bonds
$55,540,000 City of Farmington, New Mexico 5.125% Pollution Control Refunding Revenue Bonds (Southern California Edison Company Four Corners Project) 1999 Series A
City of Farmington, New Mexico Pollution Control Refunding Revenue Bonds (Southern California Edison Company Four Corners Project) $103,460,000 2005 Series A (Non-AMT)
City of Farmington, New Mexico Pollution Control Refunding Revenue Bonds (Southern California Edison Company Four Corners Project) $100,000,000 2005 Series B (Non-AMT)

Exhibit A-1
Exhibit A-1